UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Huntsman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

October 24, 2008

Dear Stockholder:

        Huntsman Corporation's 2008 Annual Meeting of Stockholders will be held on Wednesday, November 19, 2008, at 8:30 a.m., local time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. You are cordially invited to attend. Your Annual Meeting materials, including the Annual Report, Notice of Annual Meeting, Proxy Statement and Proxy Card from Huntsman Corporation's Board of Directors, are enclosed.

        At this year's Annual Meeting you will be asked to: (1) elect as Class I directors the two nominees named in the accompanying Proxy Statement; (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with our Bylaws. The Board recommends that you vote FOR the election of the Class I director nominees named in the accompanying Proxy Statement and FOR ratification of the appointment of our independent registered public accounting firm. Please refer to the accompanying Notice of Annual Meeting and Proxy Statement for detailed information on each of the proposals to be considered at the Annual Meeting.

        It is important that you use this opportunity to take part in the affairs of Huntsman Corporation by voting on the business to come before the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or via the Internet. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.

        We look forward to seeing you at the Annual Meeting.

Very truly yours,

Jon M. Huntsman Chairman of the Board

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2008

TO THE STOCKHOLDERS OF HUNTSMAN CORPORATION:

        The 2008 Annual Meeting of Stockholders of Huntsman Corporation will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Wednesday, November 19, 2008, at 8:30 a.m., local time. We are holding the Annual Meeting for the following purposes:

  1.
  To elect as Class I directors the two nominees named in the accompanying Proxy Statement, each to serve until the 2011 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified.

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

  3.
  To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

        The above matters are fully described in the accompanying Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on October 22, 2008 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Huntsman's principal executive offices at 500 Huntsman Way, Salt Lake City, Utah 84108 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call or email Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com to schedule an appointment.

        Even if you plan to attend the Annual Meeting, please vote by mailing a completed proxy card, by telephone or via the Internet as promptly as possible to ensure that your shares are represented. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. Even if you have voted your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By Order of the Board of Directors,

Samuel D. Scruggs Secretary

October 24, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 19, 2008

        This Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2008 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2007 of Huntsman Corporation are available at www.huntsman.com.

HUNTSMAN CORPORATION
500 Huntsman Way
Salt Lake City, Utah 84108

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 19, 2008

GENERAL

        This Proxy Statement and accompanying proxy card are being furnished to the stockholders of Huntsman Corporation in connection with the solicitation of proxies by its Board of Directors (the "Board"). The proxies are to be voted at our 2008 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, at 8:30 a.m., local time, on Wednesday, November 19, 2008, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board is not aware of any other matters to be presented at the Annual Meeting.

        This Proxy Statement and the accompanying proxy card, which are accompanied by our Annual Report to Stockholders for the year ended December 31, 2007, have been first mailed to stockholders on or about October 24, 2008. Stockholders are referred to the Annual Report for financial and other information about our activities. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

        We sent you this Proxy Statement and the accompanying proxy card because our Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the cost of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders. In addition to solicitation by mail, certain of our directors, officers and employees may, without extra compensation, solicit proxies by telephone, facsimile, electronic means and personal interview. We have hired D.F. King & Co., Inc. to help us distribute and solicit proxies and have agreed to pay D.F. King $7,500, plus reimbursement for out-of-pocket expenses, for these services. We will also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse them for postage and clerical expenses.

        As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access future annual meeting materials electronically. Choosing this option will save us the cost of printing and mailing these annual meeting materials. If you have a computer with Internet access, we hope you will try this electronic distribution method. If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon, you can choose to receive and access future annual meeting materials electronically by going to the BNY Mellon Shareowner Services website at www.bnymellon.com/shareowner/isd. If your shares are held in brokerage accounts, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive future annual meeting materials via the Internet.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will vote upon the matters outlined in the notice of meeting, including the election of two Class I directors, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and consideration of any other matters properly presented at the Annual Meeting in accordance with our Bylaws. In addition, our management will report on our performance and respond to questions from stockholders following the adjournment of the formal business at the Annual Meeting.

2.     Will the Annual Meeting be held if our merger with Hexion Specialty Chemicals, Inc. is consummated before November 19, 2008, the date of the Annual Meeting?

        No, we will not hold the Annual Meeting if our pending merger with Hexion is consummated before the date of the Annual Meeting. However, we ask that you vote as soon as possible so that the required quorum will be represented at the Annual Meeting in the event that the merger has not been consummated by such date.

        We entered into a merger agreement with Hexion Specialty Chemicals, Inc. on July 12, 2007. We are continuing to seek consummation of the merger. If the merger is consummated before November 19, 2008 (the date of the Annual Meeting), we will not hold the Annual Meeting. In such event, we will make a public announcement to that effect. If you intend to attend the Annual Meeting in person, you should check our public announcements prior to the November 19, 2008 meeting date to confirm that the merger has not occurred. For additional information regarding our merger with Hexion, please see our public filings with the SEC, available at www.huntsman.com by clicking on our investor relations link.

3.     What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Peter R. Huntsman, our President, Chief Executive Officer and a Director, and Samuel D. Scruggs, our Executive Vice President, General Counsel and Secretary, have been designated by our Board as proxies for the Annual Meeting.

4.     What is a proxy statement?

        It is a document that the regulations of the Securities and Exchange Commission ("SEC") require us to give you when we ask that you designate Peter R. Huntsman and Samuel D. Scruggs each as proxies to vote on your behalf. This Proxy Statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about our Board and executive officers.

5.     Who may attend the Annual Meeting?

        The Board set October 22, 2008 as the record date for the Annual Meeting. All stockholders of record who owned shares of common stock at the close of business October 22, 2008, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Seating is limited and admission is on a first-come, first-served basis. Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of October 22, 2008. Any person attending will need to bring personal identification and check in at the registration desk at the Annual Meeting.

6.     What is the record date and what does it mean?

        The record date for the Annual Meeting is October 22, 2008. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to:

  •
  receive notice of the Annual Meeting; and

  •
  vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting in accordance with our Bylaws.

7.     Who can vote?

        Each stockholder who owned common stock at the close of business on October 22, 2008, the record date, is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 234,430,785 shares of our common stock outstanding.

8.     What am I voting on?

        You will be voting on the following two items of business at the Annual Meeting:

  •
  To elect as Class I directors the two nominees named in this Proxy Statement, each to serve until the 2011 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified.

  •
  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

        We are not aware of any other business to be conducted at the Annual Meeting.

9.     How many votes are required to hold the Annual Meeting?

        The required quorum for the transaction of business at the Annual Meeting is a majority of shares of our common stock issued and outstanding on the record date. Consequently, the presence of the holders of at least 117,215,393 shares of common stock is required to establish a quorum at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

10.   What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly by mailing a completed proxy card, by telephone or via the Internet or to vote in person at the Annual Meeting.

  •
  Street Name.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

11.   What different methods can I use to vote?

        If you are a stockholder of record, you may vote by written proxy card, by telephone, via the Internet or in person at the Annual Meeting.

        If you are a street name holder, you may direct your broker or nominee how to vote your shares; however, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from the record holder giving you the right to vote your beneficially owned shares. In addition, if you are a street name holder, you may vote by telephone or via the Internet if your bank or broker makes those methods available, in which case the bank or broker enclosed the instructions with this Proxy Statement.

        The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

12.   What are my voting choices when voting for director nominees, and what vote is needed to elect Directors?

        In the vote on the election of the two Class I director nominees to serve until the 2011 Annual Meeting, you may:

  •
  vote in favor of all nominees;

  •
  withhold votes as to all nominees; or

  •
  withhold votes as to specific nominees.

        The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. Withholding votes as to a nominee will have no effect on the election of that nominee. You may not cumulate your votes in the election of directors.

        The Board recommends a vote FOR each of the nominees named in this Proxy Statement.

13.   What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008, and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, you may:

  •
  vote in favor of the ratification;

  •
  vote against the ratification; or

  •
  abstain from voting on the ratification.

        The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

        The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

14.   What if I don't specify a choice for a matter when returning my proxy?

        You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees named in this proxy statement and FOR the proposal to ratify the appointment of Deloitte & Touche LLP.

15.   Will my shares be voted if I do not provide my proxy?

        Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The election of directors and the ratification of the selection of independent registered public accounting firms are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

16.   How are abstentions and broker non-votes counted?

        Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against ratification, and broker non-votes will not be counted for determining the number of shares represented at the Annual Meeting for purposes of the vote on the ratification and will not have an effect on the outcome of the proposal.

17.   What happens if additional proposals are presented at the Annual Meeting?

        Other than the election of directors and the ratification of the appointment of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

18.   May I vote confidentially?

        Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

        If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (1) to meet applicable legal requirements or (2) to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

19.   Can I change my vote after submitting my proxy?

        If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

  •
  submitting another proxy card with a later date;

  •
  timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

  •
  giving written notice of revocation to our Corporate Secretary by mail to Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah 84108 or by facsimile at (801) 584-5782; or

  •
  attending the Annual Meeting and voting in person.

        Attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

        If you are a street name holder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

20.   What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts with brokers and/or our transfer agent, The Bank of New York Mellon. Please vote all of these shares. We recommend that you contact your broker and/or The Bank of New York Mellon to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

21.   What is "householding"?

        We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called "householding." This reduces duplicate mailings and saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If you wish to receive a separate copy of our proxy statement or annual report for each stockholder sharing your address in the future, please contact us by mail in care of BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711, and we will promptly deliver to you the requested material. If you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, The Bank of New York Mellon, at BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

        The size of our Board is currently set at eight, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The two Class I Board members, whose terms expire at the Annual Meeting, are Jon M. Huntsman and Marsha J. Evans. The Nominating and Corporate Governance Committee of our Board has approved and recommended, and our Board has unanimously nominated, each of Mr. Huntsman and Ms. Evans for re-election as Class I directors to serve until our 2011 Annual Meeting or upon a successor being elected and qualified. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates.

        A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect each director. Accordingly, under Delaware law, our Articles of Incorporation and our Bylaws, withheld votes and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the director nominees listed below. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Stockholders may not cumulate their votes in the election of directors.

        It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE LISTED BELOW

 Nominees and Existing Directors

        Information with respect to the directors nominated for re-election this year, as well as the directors whose terms expire in subsequent years, is presented below, as of October 15, 2008.

Nominees for Class I Directors
Jon M. Huntsman
Mr. Huntsman, age 71, has served as Chairman of the Board of Directors since October 2004. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as the Chief Executive Officer of our company and all of our affiliated companies from 1970 to 2000. Mr. Huntsman is currently a director or manager of Huntsman International LLC and certain of our other subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top Chief Executive Officer for all businesses in Europe and North America and received the 2006 Chemical Industry Award. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute. Mr. Huntsman is the father of our President, Chief Executive Officer and Director, Peter R. Huntsman.
Marsha J. Evans
Ms. Evans, age 61, has served as a Director since August 2005. Ms. Evans served as President and Chief Executive Officer of The American Red Cross from August 2002 until December 2005. Ms. Evans previously served as the National Executive Director of Girl Scouts of the USA from 1998 until July 2002. She served with the United States Navy for 29 years, where she was commissioned ensign in 1968 and attained the rank of rear admiral before retiring in 1998. Prior to retirement, she served as superintendent of the Naval Postgraduate School in Monterey, California, and as director of the George C. Marshall European Center for Security Studies. Ms. Evans also serves as a director of Weight Watchers International, Inc., Lehman Brothers Holdings Inc. and Office Depot, Inc.

Class II Directors (term expires in 2009)
Peter R. Huntsman
Mr. Huntsman, age 45, has served as a Director since October 2004. Mr. Huntsman also serves as President and Chief Executive Officer of our company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as Senior Vice President of Huntsman Chemical Corporation and as Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our company. Mr. Huntsman is currently a director or manager of Huntsman International LLC and certain of our other subsidiaries. Mr. Huntsman is the son of our Chairman, Jon M. Huntsman.
Wayne A. Reaud
Mr. Reaud, age 61, has served as a Director and Chairman of the Compensation Committee since March 2005. Mr. Reaud is a trial lawyer and the founder of the law firm of Reaud, Morgan & Quinn. For over 30 years, he has represented clients in significant cases involving personal injury, product and premises liability, toxic torts and business litigation. Mr. Reaud has handled first impression mass tort litigation involving asbestos premises liability claims, including the largest asbestos product liability class action lawsuit in the history of Texas courts. He also represented the State of Texas in its landmark litigation against the tobacco industry. Mr. Reaud currently serves as Chairman of the Board of the Beaumont Foundation of America and is President and a Director of the Reaud Charitable Foundation. He is a Life Fellow of the Texas Bar Foundation and a Fellow of the International Society of Barristers. Mr. Reaud was chosen as the Most Distinguished Alumni of Texas Tech University Law School in 1998. He is listed in Best Lawyers in America.
Alvin V. Shoemaker
Mr. Shoemaker, age 70, has served as a Director since March 2005. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of First Boston Corporation and First Boston, Inc. (now Credit Suisse First Boston) in 1989, a position he assumed in 1983. Mr. Shoemaker also serves as a director of Wynn Resorts, Limited.

Class III Directors (term expires in 2010)
Nolan D. Archibald
Mr. Archibald, age 65, has served as a Director since March 2005. Mr. Archibald has been President and Chief Executive Officer of The Black & Decker Corporation since 1986 and Chairman of the Board of The Black & Decker Corporation since 1987. Mr. Archibald also serves as a director of Lockheed Martin Corporation and Brunswick Corporation.
H. William Lichtenberger
Mr. Lichtenberger, age 72, has served as a Director and Chairman of the Nominating and Governance Committee since March 2005. Mr. Lichtenberger was the Chairman and Chief Executive Officer of Praxair, Inc. from 1992 until his retirement in 2000. From 1990 until 1992, he was President and Chief Operating Officer of Union Carbide Corporation. Mr. Lichtenberger also serves as a director of Ingersoll-Rand Company Limited.
Richard A. Michaelson
Mr. Michaelson, age 56, has served as a Director and Chairman of the Audit Committee since October 2004. Mr. Michaelson is the Chief Financial Officer of Life Sciences Research Inc., a contract research organization providing global outsourcing services to the pharmaceutical industry. Prior to his joining LSR in 1998, he was a partner in Focused Healthcare Partners, a healthcare investment company. Mr. Michaelson was the Chief Financial Officer of Unilab Corporation, California's largest provider of clinical laboratory services, from 1993 to 1997, and held a succession of senior management positions at MetPath (now Quest Diagnostics) between 1982 and 1993. Mr. Michaelson was a financial analyst at IBM from 1979 to 1982.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

General

        The Audit Committee of the Board has appointed Deloitte & Touche LLP ("Deloitte & Touche") to serve as our independent registered public accounting firm and to audit our consolidated financial statements for 2008. Deloitte & Touche has served as our auditors since 1984. The Audit Committee has been advised by Deloitte & Touche that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte & Touche to stockholders for ratification.

        Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly under Delaware law, our Articles of Incorporation and our Bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.

        If the selection of the independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

        One or more representatives of Deloitte & Touche are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Fees Billed by Deloitte & Touche

        The following table shows the aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in each of the last two fiscal years for the services indicated (dollars in millions):

	2007	2006
Audit Fees	$13.4	$17.0
Audit-Related Fees	0.3	1.7
Tax Fees	4.0	4.9
All Other Fees	—	—

Total	$17.7	$23.6

         Audit Fees.    Fees for audit services include fees associated with annual integrated audits, reviews of annual reports on Form 10-K and quarterly reports on Form 10-Q, statutory audits required internationally, services related to comfort letters and consents and assistance with other filings and public offering documents filed with the SEC.

         Audit-Related Fees.    Fees for audit-related services principally include due diligence in connection with acquisitions and related accounting consultations, compliance with financing arrangements and attest services that were not required by statute or regulation.

         Tax Fees.    Fees for tax services include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns (including expatriate tax return preparation).

         All Other Fees.    All other fees include fees for services not included in audit fees, audit-related fees and tax fees.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Deloitte & Touche of certain audit and non-audit services. Deloitte & Touche may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Deloitte & Touche may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Deloitte & Touche of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $250,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Deloitte & Touche. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year's expenditures consistent with the SEC's accountant fee disclosure requirements.

        Since 2003, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee of the Board (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of Huntsman's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter, a copy of which can be found on Huntsman's website at www.huntsman.com. The members of the Committee are Messrs. Michaelson, Lichtenberger and Shoemaker, each of whom meets the independence requirements of Rule 10A-3 of the Exchange Act and applicable NYSE independence rules.

        The Committee has reviewed and discussed Huntsman's audited financial statements for the year ended December 31, 2007 with Huntsman's management. The Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence.

        Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board that Huntsman's audited financial statements for the year ended December 31, 2007 be included in Huntsman's Annual Report on Form 10-K for the year ended December 31, 2007.

  AUDIT COMMITTEE

  Richard A. Michaelson, Chair
  H. William Lichtenberger
  Alvin V. Shoemaker

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common stock as of October 15, 2008 by:

  •
  each person who we know owns beneficially more than 5% of our common stock;

  •
  each of our directors;

  •
  our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers in 2007; and

  •
  all of our executive officers and directors as a group.

        Under the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
HMP Equity Trust(3)	47,835,325	20.4%
Huntsman Family Holdings Company LLC(3)	47,835,325	20.4%
MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.(3),(4)	47,835,325	20.4%
The Jon and Karen Huntsman Foundation	21,782,000	9.3%
D. E. Shaw & Co., L.P.(5)	21,725,642	9.3%
Citadel LP(6)	18,604,310	7.9%
Jon M. Huntsman(3),(7)	70,276,925	30.0%
Nolan D. Archibald(8)	74,722	*
Marsha J. Evans(8)	80,749	*
Peter R. Huntsman(3),(8)(9)	49,451,207	21.0%
H. William Lichtenberger(8)	90,280	*
Richard A. Michaelson(8)	58,722	*
Wayne E. Reaud(8)	433,822	*
Alvin V. Shoemaker(8)	70,749	*
J. Kimo Esplin(8)	475,980	*
Samuel D. Scruggs(8)	482,065	*
Anthony P. Hankins(8)	297,982	*
Paul G. Hulme(8)	213,309	*
All directors and executive officers as a group (18 persons)(3),(7),(8)	75,079,888	31.7%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 234,430,785 shares outstanding as of October 15, 2008.

(3)
The beneficiaries of HMP Equity Trust are Huntsman Family Holdings Company LLC ("Huntsman Family Holdings") and MatlinPatterson. Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC and MatlinPatterson LLC. Jon M. Huntsman, Peter R.

  Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of our common stock held by HMP Equity Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by HMP Equity Trust that are currently allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. MatlinPatterson has investment power over the portion of the shares owned by HMP Equity Trust that are currently allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. Huntsman Family Holdings, Jon M. Huntsman and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are currently allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock and MatlinPatterson disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are currently allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. David J. Matlin and Christopher R. Pechock served on our Board of Directors from October 2004 until their resignation on August 8, 2007.

(4)
The address of each of these beneficial owners is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(5)
As reported in an Amendment No. 2 to a Schedule 13D, filed with the SEC on September 8, 2008 by D. E. Shaw Valence Portfolios, L.L.C., D.E. Shaw Oculus Portfolios, L.L.C., D.E. Shaw and Co., L.L.C., D. E. Shaw & Co., L.P. and David E. Shaw. These shares consist of (i) 14,687,786 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., (ii) 7,036,275 shares held in the name of D. E. Shaw Oculus Portfolios, L.L.C., and (iii) 1,581 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C. In the Schedule 13G, it was reported that by virtue of David E. Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the managing member and investment advisor of D. E. Shaw Valence Portfolios, L.L.C. and investment adviser of D.E. Shaw Oculus Portfolios, L.L.C. and D.E. Shaw Synoptic Portfolios 2, L.L.C. and by virtue of David. E. Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Oculus Portfolios, L.L.C. and D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 19,612,470 shares as described above and, therefore, David. E. Shaw may be deemed to be the beneficial owner of such shares. In the Schedule 13G, David E. Shaw disclaims beneficial ownership of such 19,612,470 shares. The address of D. E. Shaw & Co., L.P., D. E. Shaw Valence Portfolios, L.L.C. and David E. Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.

(6)
As reported in a Schedule 13D filed with the SEC on July 22, 2008, subsequent amendments to such 13D filing and Section 16 filings, by Citadel Investment Group, L.L.C., Citadel Limited Partnership, Citadel Equity Fund Ltd., Citadel Investment Group II, L.L.C., Citadel Holdings I LP, Citadel Derivatives Trading Ltd. and Kenneth Griffin. The address of each of these entities and Mr. Griffin is 131 S. Dearborn Street, 32nd floor, Chicago, Illinois, 60603.

(7)
Jon M. Huntsman may be deemed to be the beneficial owner of (i) 636,700 shares held by Huntsman Financial Corporation, by virtue of being the sole shareholder of Huntsman Financial Corporation, (ii) 22,900 shares held by the Karen H. Huntsman Inheritance Trust, by virtue of being the spouse of the trustee of such trust, and (iii) the 21,782,000 shares which he contributed to The Jon and Karen Huntsman Foundation in the contribution on June 25, 2007, by virtue of having the right to appoint all trustees on the Board of Trustees of the Huntsman Foundation and the right to remove any such trustees with or without cause or for any reason. Jon M. Huntsman expressly disclaims beneficial ownership of any shares held by the Karen H. Huntsman Inheritance Trust or the Jon and Karen Huntsman Foundation.

(8)
Includes shares that may be acquired through the exercise of stock units or stock options granted pursuant to our stock incentive plan that are exercisable within 60 days of October 15, 2008, as follows: Nolan D. Archibald—54,722; Marsha J. Evans—50,000; H. William Lichtenberger—50,000; Richard A. Michaelson—54,722; Wayne E. Reaud—54,722; Alvin V. Shoemaker—50,000; Peter R. Huntsman—859,624; J. Kimo Esplin—256,808; Samuel D. Scruggs—256,808; Anthony P. Hankins—217,078; Paul G. Hulme—208,990; and all executive officers and directors as a group—2,738,137.

(9)
Peter R. Huntsman may be deemed to be the beneficial owner of 12,000 shares held by his spouse as Uniform Gifts to Minors Act custodian for each of six of Mr. Huntsman's children. Peter R. Huntsman expressly disclaims beneficial ownership of any such shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to Huntsman stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        For the fiscal year ended December 31, 2007, to our knowledge and based on written representations from our officers and directors, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.

CORPORATE GOVERNANCE

Board Independence

        It is important to our company for investors to have confidence that the individuals serving as independent directors on our Board do not have a relationship with us that would impair their independence. Under the NYSE corporate governance rules, our Board must have a majority of independent directors. For a director to qualify as independent, our Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, stockholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, our Board has adopted independence definitions and standards that can be found on our website at www.huntsman.com. Under these standards, a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of our company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of ours is not considered for purposes of this standard.

  •
  (1) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company's consolidated gross revenues.

  •
  The director is an executive officer of any charitable or non-profit organization to which we have made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1.0 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        Our Board has evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm, including the relationships discussed under "Certain Relationships and Related Transaction—Transactions." Based on this evaluation, our Board has determined that Ms. Evans and Messrs. Archibald, Lichtenberger, Michaelson, Reaud and Shoemaker, who constitute a majority of our Board, are independent. The six independent directors comprise in full the membership of each standing Board committee described below.

        Wayne A. Reaud is a former partner of the law firm of Reaud, Morgan & Quinn. We pay Reaud, Morgan & Quinn an annual retainer of $200,000 for legal services. Our Board determined that this relationship was immaterial. Jon M. Huntsman, the Chairman of our Board, is not considered to be an independent director because he is the father of Peter R. Huntsman, our President, Chief Executive Officer and director, and because of his consulting agreement with us. Peter R. Huntsman, our President and Chief Executive Officer, is not considered to be an independent director because of his employment with us.

Board Meetings

        Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Our Board met 14 times in 2007. During 2007, the non-management directors met in executive session four times and the independent directors met in executive session five times. During 2007, each director attended at least 75% of the aggregate of:

  •
  the total number of meetings of the Board (held during the period for which such person has been a director); and

  •
  the total number of meetings held by all Board committees on which such person served (during the periods that such person served).

Executive Sessions of the Board

        In accordance with our corporate governance guidelines, the non-management directors meet in executive session without management at each regularly scheduled Board meeting. Mr. Jon Huntsman, our Chairman of the Board, is the presiding director at these sessions. In addition, the independent directors meet in executive session at least once annually without those non-management directors who are not independent. At the beginning of each session, the independent directors choose a lead independent director to preside at the session.

Board Committees

        Our Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each of these committees has a written charter approved by the Board. These charters are available on our website at www.huntsman.com. We will also furnish copies of our charters to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        The members of the committees are identified in the following table:

Audit	Compensation	Nominating and Corporate Governance
Richard A. Michaelson (Chair)	Wayne A. Reaud (Chair)	H. William Lichtenberger (Chair)
H. William Lichtenberger	Nolan D. Archibald	Marsha J. Evans
Alvin V. Shoemaker	Alvin V. Shoemaker	Richard A. Michaelson

         Audit Committee.    The Audit Committee has been established to assist the Board in monitoring:

  •
  the integrity of our financial statements;

  •
  our independent registered public accounting firm's qualifications and independence;

  •
  the performance of our internal audit function and independent registered public accounting firm; and

  •
  our compliance with legal and regulatory requirements applicable to financial and disclosure matters.

        The Audit Committee has sole responsibility for the appointment, retention and termination of the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm. In addition to the independence standards described above, our Board has determined that each member of the Audit Committee qualifies as independent under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Board has also determined that Mr. Michaelson, the Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as defined by the regulations of the SEC. No member of the Audit Committee serves on more than three public company audit committees.

        The report of the Audit Committee appears under the heading "Report of the Audit Committee of the Board" above.

        The Audit Committee held seven meetings in 2007.

         Compensation Committee.    The Compensation Committee's function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee also oversees our incentive and equity-based compensation plans.

        The report of the Compensation Committee appears under the heading "Compensation Committee Report" below.

        The Compensation Committee held six meetings in 2007.

         Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee (the "Governance Committee") is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include:

  •
  annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines,

  •
  monitoring director independence;

  •
  managing the Board's annual evaluation process;

  •
  assessing the appropriate balance of skills, characteristics and perspectives required for an effective Board;

  •
  identifying, screening and recommending qualified director candidates;

  •
  periodically reassessing the adequacy of the Board's size;

  •
  overseeing succession planning for our Chief Executive Officer; and

  •
  overseeing our corporate compliance program.

        The Governance Committee held four meetings in 2007.

Director Nomination Process

        The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee may use third-party search consultants to identify director candidates. The Governance Committee will also consider stockholder recommendations for candidates for the Board. Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to the Governance Committee, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or to CorporateSecretary@huntsman.com by not earlier than the close of business on the 120th calendar day prior to the first anniversary of the date of the preceding year's annual meeting nor later than the close of business on the 90th calendar day prior to the first anniversary of the date of the preceding year's annual meeting; except in certain circumstances described in our Bylaws. The request must include, among other things, the recommended candidate's name, biographical data and qualifications and must comply with Section 2.8 of our Bylaws. Our Bylaws are available on our website at www.huntsman.com under the tab "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        From time to time, the Governance Committee may request additional information from the nominee or the stockholder.

        The Governance Committee's minimum qualifications and specific qualities and skills required for directors are set forth in Section I of our Corporate Governance Guidelines, which are available on our website at www.huntsman.com. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

        The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled "Stockholder Proposals and Director Nominations for the 2009 Annual Meeting."

Stockholder Communications Policy

        Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors, the presiding director or the lead independent director by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 or by sending an email specifying the intended recipients to CorporateSecretary@huntsman.com. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of Huntsman (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded. A copy of our Stockholder Communications Policy is available on our website at www.huntsman.com.

 Corporate Governance Guidelines

        Our Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for implementing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines are available on our website at www.huntsman.com. We will also furnish copies of the guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

        Among other matters, the guidelines include the following:

  •
  Membership on the Board will be made of up a majority of independent directors who, at a minimum, meet the criteria for independence required by the NYSE.

  •
  Each regularly scheduled Board meeting will include an executive session of the non-management directors.

  •
  The independent directors will meet in executive session at least once annually.

  •
  The Board and its committees each conduct an annual self-evaluation.

  •
  Non-management directors are not permitted to serve as a director for more than three other public companies.

  •
  Our Chief Executive Officer is not permitted to serve as a director for more than two other public companies.

  •
  Directors are expected to attend all meetings of the Board and of the committees of which they are members.

  •
  Directors are required to offer their resignation upon a change in their principal occupation.

  •
  Directors should function consistent with the highest level of professional ethics and integrity.

  •
  To effectively discharge their oversight duties, directors have full and free access to our officers and employees.

Financial Code of Ethics and Business Conduct Guidelines

        Our Board has adopted a Financial Code of Ethics for Senior Financial Officers. This code of ethics applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. Among other matters, this code of ethics is designed to promote:

  •
  honest and ethical conduct;

  •
  avoidance of conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

  •
  compliance with applicable governmental laws and regulations and stock exchange rules;

  •
  prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

  •
  accountability for adherence to the code.

        In addition, the Board has adopted our Business Conduct Guidelines. The Board requires all directors, officers and employees to adhere to these guidelines in addressing the legal and ethical issues encountered in conducting their work. The Financial Code of Ethics and Business Conduct Guidelines are available on our website at www.huntsman.com. We will also furnish copies of the Financial Code of Ethics and Business Conduct Guidelines to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com.

 Director Attendance at the Annual Meeting of Stockholders

        We believe that there are benefits to having members of the Board attend our annual meetings of stockholders. In 2007, all of the then-current directors attended our annual meeting in person except for Mr. Matlin, who resigned from the Board in August 2007. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at our annual meeting should be strongly encouraged, but is not required.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has at any time been an officer or employee of Huntsman Corporation or any of its subsidiaries nor has had any substantial business dealings with Huntsman Corporation or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

        The following Compensation Discussion and Analysis provides information regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2007. We refer to these individuals as "named executive officers." Our named executive officers are Peter R. Huntsman, President and Chief Executive Officer, J. Kimo Esplin, Executive Vice President and Chief Financial Officer, Samuel D. Scruggs, Executive Vice President, General Counsel and Secretary, Anthony P. Hankins, Division President, Polyurethanes, and Paul G. Hulme, Division President, Materials and Effects.

Compensation Philosophy and Objectives

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is that performance should have a significant impact on compensation and, consequently, we attempt to closely link executive officers' total compensation with the achievement of annual and long-term performance goals. Management and the Compensation Committee believe that compensation decisions are complex and require careful review of individual and Company performance and chemical and general industry compensation levels. The Compensation Committee awards compensation to our executive officers based upon overall, business division and individual performance and designs compensation so as to motivate executive officers to achieve strategic objectives and to continue to perform at the highest levels.

        Based on the objectives described above, we strive to set a total compensation opportunity within range of the median of the total direct compensation paid to similarly situated executives at comparable companies against whom we compete both in the chemical industry marketplace and in the broader market for executive, key employee and outside director talent. Actual compensation may be above or below the median based on the actual performance of our Company and the individual, with the opportunity to achieve upper quartile compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance.

Roles and Responsibilities

        Each of the Compensation Committee, management and an independent compensation consultant retained by the Compensation Committee is involved in the development, review and evaluation, and approval of our executive compensation programs.

         Executive Management.    Our Chief Executive Officer sets our strategic direction and strives to promote compensation programs that motivate executives' behaviors consistent with strategic objectives. Our Chief Financial Officer and our General Counsel assist our Chief Executive Officer by advising on legal and financial considerations relevant to these programs. Our Chief Executive Officer is also assisted by our Vice President, Global Human Resources, who provides assistance with the design and development of compensation programs, the interpretation of data and the effects of adjustments and modifications to compensation programs. In collaboration with the Compensation Committee and the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This includes an evaluation of individual and our overall performance, competitive practices and trends, and various compensation issues. Based on the results of this review, management makes recommendations to the Compensation Committee regarding the compensation of each of the executive officers, other than the Chief Executive Officer.

         Compensation Committee.    The Compensation Committee has overall responsibility for the approval of programs that are reasonable, consistent with our stated compensation philosophy and support our business goals and objectives. The Board established the Compensation Committee in February 2005 at the time of our initial public offering, and the current members of the Compensation Committee were appointed in March 2005. The Compensation Committee consists of three directors, Messrs. Wayne A. Reaud (Chairman), Nolan D. Archibald and Alvin V. Shoemaker, each of whom is independent within the meaning of the current rules of the NYSE.

        The Compensation Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and policies and plans covering our executive officers. The Compensation Committee also conducts an annual review and approval of the Chief Executive Officer's annual compensation, including an evaluation of his performance, corporate goals and objectives relevant to his compensation, and his compensation under various circumstances, including upon retirement or a change in control.

        The Compensation Committee operates pursuant to a charter, which is available on the company's website at www.huntsman.com. Under its charter, the stated purposes of the Compensation Committee are:

  •
  to review, evaluate and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

  •
  to carry out its responsibilities under applicable securities laws and regulations relating to our proxy statement for our annual meeting of stockholders or other applicable report or filing;

  •
  to otherwise discharge the Board's responsibilities relating to compensation of our officers and directors; and

  •
  to perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee's charter permits the Compensation Committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of award grants and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are non-employee directors or outside directors. In the past, the Compensation Committee has not so delegated its authority.

        The Compensation Committee typically meets at least four times each year to address various compensation issues and processes. Our Chief Executive Officer does not have the ability to call Compensation Committee meetings, but generally attends Compensation Committee meetings at the Compensation Committee's request to answer questions and provide input regarding the performance of our executive officers. However, the Chief Executive Officer is not present while decisions regarding his compensation are made. In addition, each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met six times during 2007, and four of these meetings included an executive session. Our Chief Executive Officer attended four Compensation Committee meetings in 2007. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

         Compensation Consultant.    The Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to the Compensation Committee. The role of the compensation consultant is to advise the Compensation Committee in its oversight role, advise management in the executive compensation design process and provide independent compensation data and analysis to facilitate the annual review of the programs. The compensation consultant, who is a Principal at Towers Perrin, attends Compensation Committee meetings as requested by the Compensation Committee. During 2007, the compensation consultant attended four Compensation Committee meetings.

        Services performed by the compensation consultant for the Compensation Committee during 2007 included evaluation of levels of executive compensation as compared to general market compensation data and peer companies' compensation data, preparation of tally sheets for each of the executive officers, evaluation of proposed compensation programs or changes to existing programs and providing information on current executive compensation trends and regulations.

        In order to ensure the continued independence of the compensation consultant, the entire Board is made aware of all other services performed by the compensation consultant for our Company. During 2007, these other services were comprised of U.S. and global actuarial services, health and welfare consulting and general compensation services.

        In 2007, our Chief Executive Officer did not meet with the compensation consultant outside of Compensation Committee meetings, and met with the compensation consultant at such meetings only when members of the Compensation Committee were present. Our Chief Executive Officer did not retain or consult with any other compensation consultant.

Annual Review of Executive Compensation

        Our management and the Compensation Committee strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is comparable to those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the chemical industry and the general market. This is achieved through an annual review of the compensation of each of our Company's executive officers.

        In preparation of the annual review, the compensation consultant conducted competitive compensation analyses using several sources of data. One source of data specifically utilized in evaluating compensation levels of the executive officers, and particularly the named executive officers, was proxy statements filed by our chemical industry peer companies. Additional information regarding the peer group of companies is provided below. Please see "Compensation Discussion and Analysis—Compensation Peer Group." We also utilized nationally recognized compensation surveys to assess the competitiveness of executive compensation. Specific survey benchmark matches were identified for each executive officer position.

        The compensation consultant prepared a report to the Compensation Committee that included extensive analyses of compensation based on competitive market data gathered from peer proxy statements and published and private survey sources. In addition to this report, the compensation consultant prepared a total compensation report or "tally sheet" for each of the executive officers, including our Chief Executive Officer. Each tally sheet showed the total dollar value of the executive officer's annual compensation, including the executive's base salary, bonus, long-term incentives, lump sum present value of retirement benefits, company contributions for health and welfare plans, tax gross-ups and applicable perquisites. In addition, these tally sheets estimated the potential payment(s) under a variety of termination scenarios (voluntary termination, for-cause termination, without-cause termination or termination by employee with good reason, and termination due to change in control) and are utilized as a tool to provide transparency as to the impact of each compensation component. Each time the Compensation Committee reviews a component of compensation, it considers the component in light of total compensation.

        The tally sheets provide the Committee with context for the decisions they make in relation to total direct compensation. Although they do not necessarily drive decision making with regard to specific components of the total compensation program, the tally sheets enable the Committee to holistically assess total direct compensation and the relationship of various components of the total compensation program to each other. The tally sheets may also influence the Committee's views on a variety of issues, such as changes to severance plans and employment agreements, special equity grants to promote retention, or changes in long-term variable equity incentives.

        The Compensation Committee reviews different components of compensation at different meetings during the year. Each time a component is reviewed, our Company provides the Compensation Committee with a report that contains each executive officer's base pay and salary, equity holdings and merit history for the prior three years, and includes the Chief Executive Officer's recommendations regarding the specific compensation being considered at that meeting for those executive officers reporting directly to him. With respect to our named executive officers other than our Chief Executive Officer, this recommendation is made by our Chief Executive Officer after consultation with our Vice President, Global Human Resources. After reviewing these materials, the Compensation Committee considers each executive's performance through a review of objective results, reports from other senior management (for all executives other than our Chief Executive Officer) and, in many cases, personal observation. As part of this process, the Chief Executive Officer provides the Compensation Committee with his evaluation of the performance of each executive officer during the prior year. The Compensation Committee considers all of the information provided to them to arrive at individual compensation decisions.

        In making its decisions regarding each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals.

Compensation Peer Group

        In determining the appropriate amount for each element of the total direct compensation (base salary, annual incentives and long-term incentives), the Compensation Committee considers the compensation paid for similar positions at other corporations within a peer group of companies prior to determining the executive officers' compensation. The peer group is comprised of companies against which we compete in the global chemical industry for executive, key employee and outside director talent. The selected peer companies fall within a range (both above and below us) of comparison factors such as revenue, market capitalization and net income. The peer group data supplied by the compensation consultant to the Compensation Committee is not adjusted based on any of these factors. The list of companies that comprise the peer group was developed in 2005 from prior peer groups we used, modified based on suggestions from the compensation consultant and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation may take place from year to year in the composition of this group based on an analysis provided by the compensation consultant that is reviewed for appropriateness by the Compensation Committee. The current peer group is comprised of the following thirteen companies:

  •
  3M Company,

  •
  Air Products and Chemicals Incorporated,

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  Avery Dennison Corporation,

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  Dow Chemical Company,

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  EI Du Pont de Nemours and Company,

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  Eastman Chemical Company,

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  LyondellBasell Industries,

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  Monsanto Chemical Company,

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  OM Group Incorporated,

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  PPG Industries Incorporated,

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  Praxair Incorporated,

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  Rohm and Haas Company, and

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  Sherwin-Williams Company.

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation, but is not the only factor considered for our executive's compensation. In addition to the peer group noted above, the Compensation Committee uses nationally recognized compensation surveys to assess the broader market competitiveness of our executive compensation. This data is generally provided by the compensation consultant and is the product of published and private survey sources representing compensation amounts for similar positions within general industry and chemical industry companies. The Compensation Committee uses data from these broad market surveys to provide additional information against which they can compare the competitiveness of our executive compensation.

Mix of Compensation

        The key elements of direct compensation for the executive officers are base salary, annual incentive compensation, special project bonuses and equity-based compensation, typically delivered through stock options and restricted stock. The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is also to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. For 2007, the mix of these three elements for each of the named executive officers is illustrated in the following chart:

Percent of Total Direct Compensation
Officer	Base Salary	Annual Incentive Compensation	Bonus(1)	Long-Term Incentive Awards(2)
Peter R. Huntsman	19%	13%	9%	59%
J. Kimo Esplin	21%	9%	20%	50%
Samuel D. Scruggs	19%	8%	25%	49%
Anthony P. Hankins	36%	17%	0%	47%
Paul G. Hulme	31%	13%	15%	41%

(1)
Represents discretionary project bonuses. For more information, please see the table under "Compensation Discussion and Analysis—Summary Compensation."

(2)
Based on the FAS 123(R) grant date fair value of restricted stock and stock options granted in 2007.

        The mixture of pay elements noted above represents the belief that executive officers should have elements of their compensation tied to both short- and long-term objectives. This pay mixture is the result of our historical pay practices, management recommendations and Compensation Committee determinations.

 Elements of Executive Compensation

        In addition to the key elements of base salary, annual incentive compensation, special project bonuses and equity-based compensation, our executive officers also are eligible for elements of indirect compensation comprised of health and welfare benefits, retirement and savings plans and certain perquisites. The Compensation Committee considers each of the key elements and the indirect elements when evaluating the overall compensation program design.

         Annual Base Salary.    The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the executive's services. The Compensation Committee reviews the base salaries of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Compensation Committee may, at any time, review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly or who is subject to competitive pressure. Any adjustments are based on the results of the annual review of market pay data, changes in the cost of living, job performance of the executive officer over time or the expansion of duties and responsibilities. No pre-determined weight or emphasis is placed on any one of these factors.

        As part of its normal annual review cycle, at its May 2007 meeting the Compensation Committee reviewed the annual base salaries of each of our executive officers. As part of its review, the Compensation Committee considered the contributions and value to our Company of our Chief Executive Officer and the other executive officers during the prior year, including their contributions to our Company's expansion into Asia, controlling costs, achieving specific strategic goals (such as the sale of the assets of our commodity chemicals businesses), experience and level of responsibility, and highly developed individual skills critical to our Company.

        The Compensation Committee also considered the compensation consultant's analysis and competitive market pay practice survey results of similar positions within our peer group, general industry and chemical industry. The Compensation Committee targeted the total direct compensation levels of the Chief Executive Officer and other named executive officers at approximately the 50th percentile of total direct compensation levels of relative executive positions within the survey groups. The report from the compensation consultant indicated that, while the Chief Executive Officer's total target cash compensation (annual base salary and incentive compensation) was within the range of the 50th percentile, his annual salary was above the 75th percentile based on competitive market data. The report also indicated that the base salaries of each of the other named executive officers (except Mr. Scruggs) was within range of the 50th percentile, but Mr. Scruggs' base salary was below the 50th percentile of base salary pay practice within our peer group and general industry.

        Based on its review of executives' contributions to our Company, tally sheet information, and benchmark information from market survey groups, the Compensation Committee in 2007 determined that it would be appropriate to increase the emphasis on performance by tying a greater proportion of compensation to performance-based components. To accomplish this, the Compensation Committee set the Chief Executive Officer's base salary at the same amount as it was in 2006 and limited base salary increases to market median levels for our other named executive officers, with the exception of Mr. Scruggs, whose base salary was increased to an amount commensurate with officers of similar responsibilities at companies in our peer group and in the general and chemical industries.

        The following table provides the base salary for our Chief Executive Officer and the other named executive officers in fiscal years 2005 through 2007 and the percentage increase in their 2007 base salary from year to year since 2005:

	Fiscal Year Salary			Percentage Increase From
	2005	2006	2007	2005 to 2006		2006 to 2007
Peter R. Huntsman	$1,413,600	$1,464,500	$1,464,500	3.6%		0%
J. Kimo Esplin	$436,800	$452,600	$470,700	3.6%		4.0%
Anthony P. Hankins	$465,750	$482,500	$501,800	3.6%		4.0%
Samuel D. Scruggs	$364,200	$377,300	$425,000	3.6%		12.6%
Paul G. Hulme	$429,700	$445,200	$471,700	3.6	%(1)	4.0	%(1)

(1)
Represents percentage increase for base salary in home country currency.

         Annual Incentive Awards.    Annual incentive compensation enables executive officers and other key employees of our Company to earn annual cash bonuses for meeting or exceeding our financial goals as well as for individual performance. The potential payments available under the annual incentive program for the named executive officers depended on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of the year. At the performance year's end, the Compensation Committee approved incentive compensation amounts following a subjective evaluation of each executive officer's performance and success in areas they believed to be significant to us as a whole or to a particular business unit or function.

        For the named executive officers, our annual incentive compensation program for 2007 provided for target annual incentive compensation of 100% of base salary for our Chief Executive Officer and 60% of base salary for the other named executive officers, with maximum possible annual incentive compensation set at 200% of base salary for our Chief Executive Officer and 120% of base salary for the other named executive officers. The target and maximum bonus amounts were set to align within the total compensation median range of those for comparable executive positions within our peer group. Payouts of individual awards were subject to both group performance and individual contributions to our success.

        The following table summarizes the bonus targets, performance components, and corresponding weightings for each of our named executive officers for 2007 bonuses.

Officer	Target Incentive Award (% of Base Salary)	Maximum Possible Incentive Award (% of Base Salary)	Performance Components	Weightings
Peter R. Huntsman	100%	200%	Corporate EBITDA	50%
			Personal Performance	50%
J. Kimo Esplin	60%	120%	Corporate EBITDA	50%
			EH&S, SOX Compliance	20%
			Personal Performance	30%
Samuel D. Scruggs	60%	120%	Corporate EBITDA	50%
			EH&S, SOX Compliance	20%
			Personal Performance	30%
Anthony P. Hankins	60%	120%	Corporate EBITDA	20%
			Divisional EBITDA	30%
			EH&S,SOX Compliance	20%
			Personal Performance	30%
Paul G. Hulme	60%	120%	Corporate EBITDA	20%
			Divisional EBITDA	30%
			EH&S, SOX Compliance	20%
			Personal Performance	30%

        The performance measures were selected for use in the annual incentive portion of compensation because of their importance to the value of our operations. To achieve the maximum possible incentive award, an executive must achieve the maximum on each of the discrete performance components of the incentive award.

        In particular, the Compensation Committee believes that EBITDA is an appropriate measure for the primary financial goal of aligning the interests of management with the interests of our stockholders. EBITDA is defined as net income or loss before interest, income taxes, depreciation and amortization. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes that this type of measurement is useful for comparing general operating performance from period to period.

        To achieve the maximum possible amount for the corporate EBITDA and the divisional EBITDA components required that our Company achieve corporate EBITDA or the relevant divisional EBITDA, as applicable, of 120% of the corporate EBITDA budget or relevant divisional EBITDA budget. To achieve 100% of the target incentive awards for these same components, we were required to achieve 100% of the applicable budgeted amount. At achievement of 75% or less of the applicable target budget for these same components, we would not pay the executive any incentive amount for that component. We scale the incentive amounts we pay for the corporate and divisional EBITDA components for achievement of percentages of target budget of between 75% to 100% and 100% to 120% based on a linear progression between these points. In addition, if we achieve corporate EBITDA of less than 95% of budget, the payouts for all other components are capped at their target levels. If corporate EBITDA is less than 75% of budget, then payment of incentive awards for any component is at the discretion of our Chief Executive Officer and the Compensation Committee.

        In February 2007, the Compensation Committee established threshold, target and maximum performance goals for each of the performance measures to be achieved by our Company and its divisions during 2007. For corporate EBITDA, the target was set as a percentage of our budgeted corporate EBITDA, which for 2007 was $1.084 billion. The threshold was set at $0.813 billion (75% of budgeted EBITDA) and the maximum payout possible was set at $1.30 billion (120% of budgeted EBITDA). This compares with a 2006 EBITDA target of $1.45 billion and a threshold set at $1.087 billion (75% of budgeted EBITDA) and a maximum payout possible at $1.624 billion (112% of budgeted EBITDA).

        After normalizing for the divestment of our U.K. and U.S. base chemicals businesses, the corporate and divisional EBITDA targets approved by the Compensation Committee for 2007 were generally higher when compared to target levels for our 2006 annual incentive plan, thus making achievement of target and maximum levels of payout relatively more difficult to attain. To illustrate this point, none of our Corporate or Divisional EBITDA targets were met in 2007 and in no case were annual incentive compensation payments to our named executive officer participants for 2007 at or above target level.

        During 2007, Corporate EBITDA achievement was approximately 84.2% of target. Mr. Hankins' Polyurethanes business had an EBITDA target of $623.8 million and he achieved 95% of target. Mr. Hulme's Materials & Effects business had an EBITDA target of $255 million and he achieved 87% of target. Based on these results, annual incentive compensation for the named executive officers resulted in incentive award payments in the range of 40% to 68% of base salary. This compares to achievement in 2006 of EBITDA of approximately 91% of target and bonuses for the named executive officers in the range of 51% to 60% of base salary.

        All executive officers have compliance objectives related to our compliance with rules promulgated under the Sarbanes-Oxley Act of 2002 ("SOX"). In 2007, achievement of this objective constituted 10% of the total incentive for all named executive officers other than the Chief Executive Officer. For 2007, the Compensation Committee established the SOX target as the absence of any material weakness in the company's 404 audit as determined by the independent audit firm of Deloitte & Touche. This objective was achieved at target by all of our named executive officers.

        In addition, each named executive officer also had 5% of their bonus eligibility tied to environmental performance objectives and 5% against injury reduction objectives (collectively referred to as EH&S objectives). For Messrs. Esplin and Scruggs, these EH&S objectives related to the performance of the entire corporation and were determined to be at target by the Compensation Committee. Over the last three years, the Company has achieved its EH&S targets 67% of the time. The EH&S objectives for Messrs. Hankins and Hulme related to only the EH&S performance of the Polyurethanes and Materials & Effects businesses respectively. Mr. Hankins was determined to be at target while Mr. Hulme received 55% of the injury objective and zero for the environmental component. Over the last three years, the Polyurethanes and Materials & Effects businesses have each achieved their EH&S targets 67% of the time.

        Personal performance reflects a subjective assessment for each of the named executive officers. The Chief Executive Officer conducts a review of and provides the Compensation Committee with recommendations for each of the other named executive officers, and the Compensation Committee makes a subjective assessment of the performance of Chief Executive Officer, in each case, relative to leadership, strategic business / functional objectives and general personal performance. The following are the specific issues that the Compensation Committee considered in reviewing personal performance:

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  Peter R. Huntsman—Strategic leadership in the 2007 portfolio transformation of Huntsman, including but not limited to, the divesture of the US Base Chemicals & Polymers business to Flint

    Hills Resources and the achievement of an Agreement and Plan of Merger with Hexion Specialty Chemicals, Inc ("Hexion").

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  J. Kimo Esplin—Financial stewardship in the divesture of the US Base Chemicals & Polymers business to Flint Hills Resources. Significant strategic contributions relating to the Agreement and Plan of Merger with Hexion and recognition of his leadership in the achievement of corporate SOX compliance.

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  Samuel D. Scruggs—Project oversight and leadership, beyond his Legal Department responsibilities, for the transactions with Hexion and Flint Hills Resources. Significant strategic contributions relating to the Agreement and Plan of Merger with Hexion and recognition of his leadership in the achievement of corporate SOX compliance.

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  Anthony P. Hankins—Strong divisional performance in driving record sales revenue and volume growth. Continued personal leadership in aggressively promoting emerging market analysis and growth. All time low recordable incident rate for PU business despite additional MDI manufacturing capacity in China.

  •
  Paul G. Hulme—Focus and change leadership in converting our Advanced Materials business from a product-oriented to a market-oriented organization. Continued innovation in stereo lithography and promotion of new materials and bonding technologies for the aerospace industry. Continued leadership in the integration and restructuring of our Textile Effects business.

        The annual incentive compensation for 2007 for the Chief Executive Officer and other named executive officers are disclosed in the "Non-Equity Incentive Plan Compensation" column of the table under "Compensation Discussion and Analysis—Summary Compensation."

        To implement its decision to increase the emphasis on performance, in February 2007 the Compensation Committee increased the maximum annual incentive award for which our Chief Executive Officer was eligible to 200% of his base salary, and that of the other named executive officers to 120% of their respective base salaries. The Compensation Committee also increased the difficulty of achieving the maximum payout by raising the percentage of budgeted EBITDA required to achieve the maximum annual incentive compensation from 112% to 120%.

         Long-Term Compensation.    We provide executives with long-term compensation through the Huntsman Corporation Stock Incentive Plan (the "SIP"), which was approved by our shareholders prior to our initial public offering. The SIP is intended to encourage employees, consultants and directors to acquire or increase their equity interest in our Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success. The SIP also encourages this group to remain with and devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. The SIP also enhances our ability to attract and retain the services of individuals who are essential for our growth and profitability.

        In addition, we generally do not maintain employment agreements with executive officers (other than as described below under "Employment Agreements"). As a result, our Chief Executive Officer and most other executive officers do not have certain benefits upon termination of their employment typically enjoyed by executive officers at our peer companies, including automatic vesting of restricted stock, stock options and phantom stock. To maintain our ability to provide a competitive compensation package and attract and retain individuals vital to our success, the Compensation Committee believes it is appropriate to continue to grant long-term compensation awards to our executive officers.

        The SIP permits the granting of a variety of stock and stock-based awards. The awards are granted according to a pre-determined schedule developed by management and the Compensation Committee and approved by the Compensation Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter. In 2007, the Compensation Committee awarded grants of restricted stock and stock options. The Committee granted these awards to retain our named executive officers, to align the interests of the named executive officers with those of our stockholders and to reward for Company and executive officer performance. In determining the types and amounts of equity-based awards to grant to each executive officer, the Compensation Committee reviewed analyses provided by the compensation consultant of the types and amounts of awards paid for similar positions at peer companies. The Compensation Committee then considered various factors, including the market value of the awards, the size of the awards made to the officer in prior years, the executive's position and responsibilities and the executive's individual performance. The Compensation Committee also looked at the amount of the award in relation to the executive's total compensation. The type of equity awards made and their characteristics, including vesting terms, are consistent with marketplace practices based on information provided by the compensation consultant. The amounts of the awards made in 2007 to all named executive officers were within the range of the 50th percentile of the market, based on the information provided by the compensation consultant.

        The awards approved for the Chief Executive Officer and other named executive officers in February 2007 were as follows:

Officer	Stock Options	Restricted/Phantom Stock	Total Shares(1)
Peter R. Huntsman	464,785	111,875	576,660
J. Kimo Esplin	110,663	26,637	137,300
Samuel D. Scruggs	110,663	26,637	137,300
Anthony P. Hankins	66,398	15,982	82,380
Paul G. Hulme	60,865	14,650	75,515

Total	813,374	195,781	1,009,155

(1)
Additional details regarding these grants are provided in the "Grants of Plan-Based Awards" table below.

         Project Bonuses.    Project bonuses constitute an important part of our compensation philosophy by rewarding successful completion of strategic objectives. In previous years, these strategic objectives have included both acquisitions and divestures of businesses, and the implementation of cost reduction / restructuring plans. Given that these project bonuses are customarily related to special initiatives, the Compensation Committee will not always set targets or utilize specific formulas or quantitative metrics in determining the amount of payment for successfully completing such projects. Furthermore, it is not unusual for changes to take place in the scope and emphasis of these projects during the course of the year based on internal corporate considerations or changes in the external market that are beyond the control of the Company or any of its individual executives. Given this, the Compensation Committee exercises wide discretion in determining the amount of such payment, if any, to each executive officer. However, as a frame of reference, these project bonus payments have historically been in the range of 50%—150% of annual base salary and are intended to be commensurate with the efforts of the executives and the benefits to our Company.

        For 2007, we paid project bonuses to Messrs. Peter R. Huntsman, Esplin, and Scruggs for their contribution and leadership in the delivery of priorities associated with our Company's portfolio transformation. Specifically, these bonuses were related to the acquisition and integration of the textile effects business from Ciba Specialty Chemicals and the successful divestitures of our UK base chemicals business to SABIC and our U.S. base chemicals and polymers business to Flint Hills Resources. Mr. Hulme also received a project bonus for his leadership in the acquisition of the Textile

Effects business from Ciba Specialty Chemicals. The amount of these bonuses is disclosed in the "Bonus" column of the "Summary Compensation Table."

         Health and Welfare Benefits.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same relative basis as our other employees.

         Retirement and Savings Plans.    We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in chemical industry and the general market. The benefit plan descriptions below and accompanying tables provided in the table under "Compensation Discussion and Analysis—Summary Compensation," "Pension Benefits Table," and "Nonqualified Deferred Compensation Table" provide an explanation of the major features of our employee benefit plans. Executive officers participate in our qualified retirement and savings plans on the same relative basis as other employees.

        In the U.S., we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Peter R. Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2007.

        We also sponsor retirement benefit plans for employees in our operations in Belgium and the U.K. through the Huntsman Pension Fund OVV in Belgium (the "Huntsman Belgium Pension Fund") and the Huntsman Pension Scheme in the U.K., respectively. In addition, we sponsor the International Pension Plan, which is a non-registered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Of our named executive officers, Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K., and Mr. Hulme participates in both the Huntsman Belgium Pension Fund and in the International Pension Plan.

        The Huntsman Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan") is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Peter R. Huntsman, Esplin and Scruggs were participants in the Supplemental Executive Retirement Plan in 2007. The compensation taken into account for these named executive officers under the Supplemental Executive Retirement Plan includes amounts in excess of the qualified plan limitations. The Supplemental Executive Retirement Plan benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations.

        We provide executive officers the opportunity to participate in four defined contribution savings plans: a salary deferral plan (the "401(k) plan"); a supplemental savings plan (the "Supplemental Savings Plan"); a money purchase pension plan (the "MPP"); and a supplemental executive money purchase pension plan (the "SEMPP"). All of our named executive officers are participants in each of these savings plans, with the exception of Mr. Hulme.

        The 401(k) Plan is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive bonuses are permitted up to dollar limits established annually by the Internal Revenue Service (the "IRS"). Details regarding the 401(k) Plan are provided in the discussion of Pension Benefits and related tables.

        The Supplemental Savings Plan allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The Supplemental Savings Plan also provides benefits for participants in the form of Company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan.

        The MPP is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 1/2% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts. The MPP has been closed to new participants.

        The SEMPP is a non-qualified plan for senior executives that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination of employment without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over period not more than 10 years.

         Perquisites.    We have provided perquisites as a means of providing additional compensation to our Chief Executive Officer and other named executive officers, through the availability of benefits that are convenient for the executives to use when faced with the demands of their positions. The Committee reviews our policies with respect to perquisites and considers whether, and to what extent, it may be appropriate for our Chief Executive Officer and the other named executive officers to reimburse our Company for perquisites, including personal use of corporate aircraft.

  •
  Foreign Assignment Policy—We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization and international living or hardship allowances when deemed appropriate. Of our named executive officers, Messrs. Hulme and Hankins participate in the expatriation program.

  •
  Aircraft Use Policy—In August 2005, the Board adopted an Aircraft Use Policy to carefully manage use of the aviation assets in a manner that best meets the goals of improving senior management's effectiveness and availability. Under this policy, the Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of Company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time-sharing agreement. Notwithstanding the foregoing, the Compensation Committee may permit the Chairman of the Board and the Chief Executive Officer to have personal use of Company aircraft without cost; except that the Compensation Committee may limit such use in any given calendar year to a specified dollar amount. For 2007, such use by the Chairman of the Board was limited to $400,000 and such use by the Chief Executive Officer was unlimited. The Chairman's allowance was increased to its current level from $250,000 in 2006 and was based on personal safety and travel efficiency considerations. In addition, we make gross-up payments to the Chairman of the Board and the Chief Executive Officer in amounts equal to the out-of-pocket tax obligations resulting from their personal use of Company aircraft without cost. If income is required to be imputed to any person for use of the corporate aircraft in a situation where such use has a business purpose under the Policy, we will make gross-up payments to such person in amounts equal to the out-of-pocket tax obligations resulting from such use.

  •
  Company Car—We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this Company provided transportation.

         Employment Agreements.    We currently have employment agreements with two of our named executive officers, Messrs. Hulme and Hankins. Generally, we do not maintain employment agreements with executive officers. The primary purpose of these employment agreements is to provide certain executive officers with details regarding repatriation to their home country following the completion of their foreign assignments.

        Mr. Hulme is party to an employment agreement with our subsidiary Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement defines the initial elements of Mr. Hulme's compensation package, including base salary and a performance-based bonus, and provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. This agreement defines the initial elements of Mr. Hankins' compensation package, including base salary and a performance-based bonus, and provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

Equity Ownership Policy

        The Board has adopted Executive Stock Ownership Guidelines (the "Guidelines"), which apply to our executive officers, including our Chief Executive Officer and the other named executive officers. The purpose of stock ownership requirements is to more closely align our key executives' interests with our shareholders—through good times and bad times. The Guidelines require executive officers to achieve and maintain ownership levels of our stock equal to five times base salary for the Chief Executive Officer and two times base salary for other executive officers. Once established, an executive officer's required ownership level generally does not change as a result of changes in annual base salary or fluctuations in our common stock price. Shares that count toward satisfaction of the Guidelines include:

  •
  shares owned outright by the executive officer or his or her immediate family members residing in the same household;

  •
  restricted stock issued as part of an executive officer's long-term compensation whether or not vested; and

  •
  shares acquired upon option exercise that the executive officer continues to hold.

        Executive officers are required to achieve their specified ownership levels within five years. Until these levels are achieved, executive officers are required to retain at least 50% of net shares delivered through our executive compensation plans ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by an executive officer prior to the adoption of the Guidelines are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the executive officer is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that executive officers achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Executive Stock Ownership Guidelines is available on our website at www.huntsman.com.

        All of the named executive officers are in compliance with the equity ownership policy. The following table provides the minimum share ownership target of each named executive officer and the percentage of the ownership guideline achieved by the officer as of the record date:

Executive Officer	Ownership		Ownership Target	% of Guideline Achieved(1)
Peter R. Huntsman	5	x	$7,068,000	100%
J. Kimo Esplin	2	x	$873,600	100%
Samuel D. Scruggs	2	x	$728,400	100%
Anthony P. Hankins	2	x	$931,500	100%
Paul G. Hulme(2)	2	x	$830,544	100%

(1)
Based on the value of shares beneficially owned on December 31, 2007, and the closing price of our common stock on the last trading day of 2007.

(2)
In August 2008, Mr. Hulme sold shares and currently is below his share ownership target. Mr. Hulme received a hardship exemption under the Guidelines.

Accounting and Tax Treatments of the Elements of Compensation

        We account for stock-based awards, including stock options and restricted stock awards, as provided in Financial Accounting Standards Board Statement No. 123(R) Share Based Payment ("FAS 123(R)"). Section 162(m) of the internal revenue code disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements.

        The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

        In making its compensation decisions, the Compensation Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the Compensation Committee has designed much of the total compensation packages for the named executive officers to qualify for the exemption of "performance-based" compensation from the deductibility limit. However, the Compensation Committee does have the discretion to design and use compensation elements that may not be deductible within Section 162(m) when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy or where achieving maximum tax deductibility would not be in our best interest.

Post-Employment Compensation

        Our named executive officers do not have employment agreements with our Company which entitle them to payments and benefits upon the termination of employment or a change-in-control. Executives at companies in the chemical industry and the general market against which we compete for executive talent commonly have employment agreements providing for these types of severance payments and benefits. Because our executives do not have the benefit of such agreements, we established the Executive Severance Plan in order to remain competitive.

        Under the terms of our Executive Severance Plan, the Chief Executive Officer and the other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change-in-control of our Company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled "Potential Payments upon Termination or Change of Control" below. We believe that the relative costs of our Executive Severance Plan in light of the expected benefits that would be derived are worth the attendant costs in foreseeable merger or acquisition situations. A description of the Executive Severance Plan and other arrangements relevant to post-employment compensation follows:

         Executive Severance Plan.    Under the Huntsman Executive Severance Plan (the "Severance Plan"), if a participant's employment is terminated without reasonable cause or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, healthcare continuation, and outplacement services.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President, an amount equal to one and one-half times the participant's base compensation at termination. Healthcare coverage will continue for the participant and his or her covered dependents for the period of time (expressed as years and fraction of a year) determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President.

         Stock Incentive Plan.    If there is a change in our control, the Compensation Committee may, in its discretion, provide for:

  •
  assumption by the successor company of an award, or the substitution thereof for similar options, rights or awards covering the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an award;

  •
  changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        Any such provision made by the Compensation Committee would benefit all participants in the Stock Incentive Plan, including the named executive officers.

         Supplemental Savings Plan.    Upon a change in control (as defined in the Supplemental Savings Plan), participants, including the named executive officers, may elect to receive the present value of the benefits payable to them under this plan.

Compensation Arrangements Relating to the Merger

        On July 12, 2007, we entered into an agreement and plan of merger (the "Merger Agreement") with Hexion Specialty Chemicals, Inc., pursuant to which, Hexion has agreed to acquire all of our outstanding common stock in a merger under Delaware law. Shortly after the signing of the Merger Agreement, our Compensation Committee reviewed and approved transaction and retention bonuses for our executive officers, as described below. The Compensation Committee's purpose in granting these bonuses was to protect against the risk of these officers leaving the Company in light of the pending merger and to provide incentives to effectuate the successful completion of the merger. The amounts of these bonuses were negotiated between the parties in connection with the merger agreement and in consultation with the compensation consultant.

        Upon the consummation of the merger, our named executive officers will receive transaction bonuses in the amounts shown below:

Transaction Bonus Paid Upon Consummation
Executive Officers:
Peter R. Huntsman	$1,464,500
J. Kimo Esplin	$470,700
Samuel D. Scruggs	$425,000
Anthony P. Hankins	$501,800
Paul G. Hulme	$474,995

        Our named executive officers will also be given retention bonuses as set forth below upon the earlier of the date that is 12 months following the consummation of the merger or, with respect to any such officer whose employment is involuntarily terminated prior to the payment of such bonus, the date of such officer's termination of employment.

Retention Bonus Paid 1 Year Following Consummation
Executive Officers:
Peter R. Huntsman	$732,250
J. Kimo Esplin	$235,350
Samuel D. Scruggs	$212,500
Anthony P. Hankins	$250,900
Paul G. Hulme	$237,498

        Our named executive officers will also receive tax gross-up payments to reimburse and make whole any such officer, if such officer incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the merger, including the transaction bonuses or retention payments described above.

        Our named executive officers are also impacted by certain provisions in the Merger Agreement that were negotiated by the parties. The Merger Agreement provides that all stock options to purchase shares of Huntsman common stock under any benefit plan, program or arrangement that are outstanding and unexercised at the effective time of the merger, whether or not vested or exercisable, as of the effective time of the merger, will be cancelled and converted to the right, upon delivery of an option surrender agreement, to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of (x) the number of shares of our common stock subject to each option as of the effective time of the merger multiplied by (y) the excess, if any, of the merger consideration over the exercise price per share of common stock under such option.

        The Merger Agreement restricts our ability to grant increases in compensation to our named executive officers, among others, other than in the ordinary course of business consistent with past practice.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed Huntsman Corporation's Compensation Discussion and Analysis for the fiscal year ended December 31, 2007 as set forth above with Huntsman management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

  COMPENSATION COMMITTEE

  Wayne A. Reaud, Chair
  Nolan D. Archibald
  Alvin V. Shoemaker

EXECUTIVE COMPENSATION

Summary Compensation

        The following table presents information concerning compensation earned in the fiscal years ending 2006 and 2007, by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at the end of 2007. We refer to these five persons collectively as "named executive officers." Our compensation policies are discussed above under the heading "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-equity incentive plan compensation(4)	Change in pension value and non-qualified deferred	All other compensation(6)	Total
Peter R. Huntsman	2007	$1,464,500	$750,000	$2,522,145	$2,748,759	$1,002,000	$0	$459,146	$8,768,042
President, CEO & Director	2006	$1,451,775	$0	$1,742,914	$1,911,210	$2,331,452	$690,754	$270,351	$8,398,456
J. Kimo Esplin	2007	$466,175	$452,600	$733,317	$789,676	$193,200	$46,872	$166,549	$2,848,390
Executive VP & CFO	2006	$448,650	$0	$546,399	$588,479	$1,311,865	$176,336	$100,165	$3,171,894
Samuel D. Scruggs	2007	$413,074	$566,000	$733,317	$789,676	$174,500	$68,747	$141,868	$2,887,182
Executive VP & General Counsel	2006	$374,025	$0	$546,399	$588,479	$1,270,965	$213,899	$77,379	$3,071,146
Paul G. Hulme	2007	$467,145	$231,000	$594,934	$602,244	$188,600	$55,761	$326,325	$2,466,009
Division President, Materials and Effects	2006	$395,254	$0	$472,414	$493,455	$1,290,365	$453,805	$315,929	$3,421,222
Anthony P. Hankins	2007	$496,975	$0	$599,365	$633,179	$245,000	$84,951	$324,809	$2,384,279
Division President, Polyurethanes	2006	$478,313	$0	$487,215	$512,460	$1,345,165	$529,464	$226,269	$3,578,886

(1)
Discretionary special project bonuses were issued to Messrs. Huntsman, Esplin, Scruggs, and Hulme for successful completion of several restructuring initiatives. Mr. Hankins did not receive a special project bonus in 2007 because he did not participate in these initiatives. For this year's disclosure, amounts that were reported in the 2006 proxy statement for 2006 earnings have been moved to and included in the non-equity incentive plan compensation column.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of restricted stock granted in accordance with SFAS 123R. Pursuant to SEC regulations, the amounts shown for 2007 and 2006 exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the 2006 Proxy statement included estimated forfeitures related to service-based vesting conditions. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of stock-based awards, fair value is initially calculated using the closing price of our stock on the date of grant. In 2007, the fair value of restricted stock-based awards, excluding estimated forfeitures was $1,151,027 for Mr. Huntsman and $398,429 for each of Messrs. Esplin, Scruggs, Hankins, and Hulme for awards granted in 2005; $708,323, $177,079, $177,079, $106,252, and $88,540 respectively for Messrs. Huntsman, Esplin, Scruggs, Hankins, and Hulme for awards granted in 2006; and $662,794, $157,809, $157,809, $94,684, and $107,966 respectively for Messrs. Huntsman, Esplin, Scruggs, Hankins, and Hulme for awards granted in 2007. For additional information regarding 2007 and 2006 restricted stock expenses, refer to the notes of our financial statements in the Form 10-K for the years ended 2007 and 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made during or prior to 2007, refer to the notes of our financial statements in the Form 10-K for the appropriate year's end. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of stock options granted to each of the named executives in accordance with SFAS 123R. Pursuant to SEC regulations, the amounts shown for 2007 and 2006 exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts reported in the 2006 Proxy statement included estimated forfeitures related to service-based vesting conditions. The fair value of option awards in 2007, excluding estimated forfeitures was $1,151,023 for Mr. Huntsman and $398,432 for each of Messrs. Esplin, Scruggs, Hankins, and Hulme for awards granted in 2005; $909,730, $227,434, $227,434, $136,460, and $113,716 respectively for Messrs. Huntsman, Esplin, Scruggs, Hankins, and Hulme for awards granted in 2006; and $688,006, $163,811, $163,811, $98,287, and $90,096 respectively for

  Messrs. Huntsman, Esplin, Scruggs, Hankins, and Hulme for awards granted in 2007. For additional information regarding 2007 and 2006 option expenses, refer to the notes of our financial statements in the Form 10-K for the years ended 2007 and 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made during or prior to 2007, refer to the notes of our financial statements in the Form 10-K for the appropriate year's end. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
Mr. Huntsman's 2006 earnings include $1,453,452 representing his final payment from our Cost Reduction Incentive Plan. 2006 earnings for Messrs. Esplin, Scruggs, Hankins and Hulme include $1,065,865 representing final earnings from our Cost Reduction Incentive Plan. Although, Mr. Hankins earned his final Cost Reduction Incentive Plan payment in 2006, he received the associated payment in 2007.

(5)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in 2007 for each of the named executive officers. The change in pension value was ($218,897), $1,507, $3,980, $43,660, and $55,761 for each of Messrs. Huntsman, Esplin, Scruggs, Hankins and Hulme, respectively. See the "Pension Benefits in Fiscal 2007" for additional information, including the present value assumptions used in this calculation. The earnings on the non-qualified deferred compensation plans in which the named executive officers participate were $40,390, $45,365, $32,115 and $41,291 for each of Messrs. Huntsman, Esplin, Scruggs and Hankins, respectively. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation. See "Nonqualified Deferred Compensation in Fiscal 2007" for additional information.

(6)
The methodology used to compute the aggregate incremental cost of perquisites and other personal benefits for each individual named executive officer is based on the total cost to our company when the total cost of those perquisites and personal benefits exceeds $10,000. The table below details the components reported in the 'All other compensation' column of the table under "Compensation Discussion and Analysis—Summary Compensation." Some of the amounts in the table were paid directly by us or were reimbursed by us to the named executive officers.

Name	Personal Auto Use	Personal Aircraft Use	Foreign Assignment	Company Match 401(k)	Company Match Supp Savings Plan	Money Purchase Pension	Supp Exec Money Purchase Pension	Health & Welfare	Restricted Stock Dividends	Tax Grossups	Total
Peter R. Huntsman(a)	$2,054	$63,989	—	$4,500	$10,963	$18,000	$229,400	$15,720	$92,410	$22,110	$459,146
J. Kimo Esplin(b)	$9,428	—	—	$4,500	$18,796	$18,000	$75,182	$16,149	$24,494	—	$166,549
Samuel D. Scruggs(c)	$2,461	—	—	$4,500	$7,342	$18,000	$76,734	$8,337	$24,494	—	$141,868
Paul G. Hulme(d)	$4,572	—	$93,962	—	—	—	—	$1,580	$16,244	$209,877	$326,325
Anthony P. Hankins(e)	—	—	$143,896	$4,500	$11,026	$6,750	$29,083	$11,541	$17,468	$100,545	$324,809

(a)
The cost to the company for personal use of the company airplane is calculated according to a time sharing agreement whereby incremental total direct costs including fuel, maintenance, repairs, insurance, etc. are assigned to Huntsman by number of flight hours used. We followed an incremental quarterly cost calculation method to account for the 22.6 personal flight hours used by Mr. Huntsman. The company contributed $240,362 to the SEMPP and Supplemental Savings Plan on Mr. Huntsman's behalf and has included this total amount in our Nonqualified Deferred Compensation table below. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical, and dental coverage. The restricted stock dividend amount represents the value accrued on unvested restricted stock. The tax gross-up amount shown for Mr. Huntsman was associated with his personal aircraft use.

(b)
Huntsman contributed $93,978 to the SEMPP and Supplemental Savings Plan on Mr. Esplin's behalf and has included this amount in our Nonqualified Deferred Compensation table below. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical, and dental coverage. The restricted stock dividend amount represents the value accrued on unvested restricted stock.

(c)
Huntsman contributed $84,076 to the SEMPP and Supplemental Savings Plan on Mr. Scruggs' behalf and has included this amount in our Nonqualified Deferred Compensation table below. The health and welfare value represents premiums paid directly by us for life insurance, accidental death and dismemberment, long-term disability, occupational/travel accident, medical, and dental coverage. The restricted stock dividend amount represents the value accrued on unvested restricted stock.

(d)
As a citizen of the United Kingdom with residence in Belgium, we incurred foreign assignment costs on Mr. Hulme's behalf that included $55,397 in housing allowance, $23,824 international location allowance, $5,396 in personal allowances and trip assistance, and $9,434 representing 2% of his base pay for holiday bonus. The restricted stock dividend amount represents the value accrued on unvested restricted stock and phantom shares. In addition, we incurred $209,877 in tax gross-ups and equalization associated with Mr. Hulme's foreign assignment.

(e)
As a citizen of the United Kingdom with residence in the United States, we incurred foreign assignment costs on Mr. Hankins' behalf that included $62,872 in housing allowances and costs and $81,024 for in-kind benefits, membership dues reimbursement and international location allowance. In addition, we incurred $100,545 in tax gross-ups and equalization associated with Mr. Hankins' foreign assignment. Huntsman contributed $40,109 to the SEMPP and Supplemental Savings Plan on Mr. Hankins' behalf and has included this amount in our Nonqualified Deferred Compensation table below. Health and welfare benefits include medical and dental coverage. The restricted stock dividend amount represents the value accrued on unvested restricted stock.

Grants of Plan-Based Awards in 2007

        The following table provides information about equity and non-equity incentive awards granted to the named executive officers in 2007 through our annual incentive compensation plan and through our Stock Incentive Plan. The date of action indicates the date equity award values were approved by our Compensation Committee.

			Estimated Future Payouts Under					Exercise or Base Price on Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Date of Action				All Other Stock Awards(1)	All Other Option Awards
Name			Threshold	Target	Max
			($)	($)	($)	(#)	(#)	($/Sh)	($)
Peter R. Huntsman	02/20/07	02/01/07	0	1,464,500	2,929,000	111,875	464,785	20.66	4,617,008
J. Kimo Esplin	02/20/07	02/01/07	0	271,560	543,120	26,637	110,663	20.66	1,099,289
Samuel D. Scruggs	02/20/07	02/01/07	0	226,380	452,760	26,637	110,663	20.66	1,099,289
Anthony P. Hankins	02/20/07	02/01/07	0	289,500	579,000	15,982	66,398	20.66	659,570
Paul G. Hulme	02/20/07	02/01/07	0	267,120	534,240	14,650	60,865	20.66	610,617

(1)
This column shows the number of restricted shares of stock or phantom shares granted to the named executive officers in 2007. The restricted or phantom shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restriction period, each restricted or phantom share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of our stock.

(2)
This column shows the number of securities underlying stock options granted to the named executive officers in 2007. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date.

(3)
The exercise price of each option award granted on February 20, 2007, is $20.66, the closing price of a share of our common stock on the grant date. Generally, the full grant date fair value of options is the amount that we would expense in our financial statements over the award's vesting schedule and has been calculated using the Black-Scholes valuation model. The valuations were based upon the following assumptions: estimated holding period of 6.6 years, stock volatility rate of 20.76%, and a 1% risk of termination forfeiture. It should be noted that this model is only one of the methods available for valuing options. The full grant date fair value of restricted stock has been calculated using a 1% risk of termination forfeiture rate. These amounts reflect our accounting expense and do not correspond to the actual value that may or will be recognized by the named executive officers.

 Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table provides information on the current holdings of stock options and stock awards by the named executive officers from our Stock Incentive Plan. The market value of the stock awards is based on the closing market price of our stock on December 31, 2007, which was $25.70.

		Option Awards(1)				Stock Awards(2)
		Securities Underlying Unexercised Options				Shares or Units of Stock that have not Vested	Mark Value of Units of Stock that have not Vested
	Date of Award			Exercise Price	Expiration Date
Name		Exercisable	Unexercisable
		(#)	(#)	($)		(#)	($)
Peter R. Huntsman(3)	2/20/07	0	464,785	20.66	02/20/2017	111,875	2,875,188
	3/01/06	124,873	249,745	20.50	03/01/2016	69,104	1,775,973
	2/10/05	303,300	151,650	23.00	02/10/2015	50,045	1,286,157
J. Kimo Esplin(4)	2/20/07	0	110,663	20.66	02/20/2017	26,637	684,571
	3/01/06	31,219	62,436	20.50	03/01/2016	17,276	443,993
	2/10/05	104,989	52,494	23.00	02/10/2015	17,323	445,201
Samuel D. Scruggs(5)	2/20/07	0	110,663	20.66	02/20/2017	26,637	684,571
	3/01/06	31,219	62,436	20.50	03/01/2016	17,276	443,993
	2/10/05	104,989	52,494	23.00	02/10/2015	17,323	445,201
Anthony P. Hankins(6)	2/20/07	0	66,398	20.66	02/20/2017	15,982	410,737
	3/01/06	18,731	37,462	20.50	03/01/2016	10,366	266,406
	2/10/05	104,989	52,494	23.00	02/10/2015	17,323	445,201
Paul G. Hulme(7)	2/20/07	0	60,865	20.66	02/20/2017	14,650	376,505
	3/01/06	15,609	31,218	20.50	03/01/2016	8,638	221,997
	2/10/05	104,989	52,494	23.00	02/10/2015	17,323	445,201

(1)
Option awards vest ratably in three equal annual installments and become exercisable on the anniversary of each respective grant date. Outstanding option awards granted on February 10, 2005 vested cumulatively 33 1/3% on February 10, 2006 and 66 2/3% on February 10, 2007, with the final one-third of the award remaining unvested until February 10, 2008. Outstanding option awards granted on March 1, 2006 vested 33 1/3% on March 1, 2007 with remaining unvested options to vest cumulatively 66 2/3% on March 1, 2008 and 100% on March 1, 2009. Outstanding option awards granted on February 20, 2007 will vest cumulatively 33 1/3% on February 20, 2008, 66 2/3% on February 20, 2009 and 100% on February 20, 2010.

(2)
Restricted stock and Phantom share awards vest ratably in three equal annual installments and lapse their associated restrictions on the anniversary of each respective grant date. Stock awards are granted on the same day as option awards and vest on the same schedule as footnoted for option awards above.

(3)
On February 10, 2005, we granted Mr. Peter R. Huntsman 454,950 options at an exercise price of $23.00 per share, and 150,134 shares of restricted stock. On March 1, 2006, we granted Mr. Huntsman 374,618 options at an exercise price of $20.50, and 103,657 shares of restricted stock. On February 20, 2007, we granted Mr. Huntsman 464,785 options at an exercise price of $20.66 per share, and 111,875 shares of restricted stock.

(4)
On February 10, 2005, we granted Mr. Esplin 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, we granted Mr. Esplin 93,655 options at an exercise price of $20.50, and 25,914 shares of restricted stock. On February 20, 2007, we granted Mr. Esplin 110,663 options at an exercise price of $20.66 per share, and 26,637 shares of restricted stock.

(5)
On February 10, 2005, we granted Mr. Scruggs 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, we granted Mr. Scruggs 93,655 options at an exercise price of $20.50, and 25,914 shares of restricted stock. On February 20, 2007, we granted Mr. Scruggs 110,663 options at an exercise price of $20.66 per share, and 26,637 shares of restricted stock.

(6)
On February 10, 2005, we granted Mr. Hankins 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, we granted Mr. Hankins 56,193 options at an exercise price of $20.50, and 15,549 shares of restricted stock. On February 20, 2007, we granted Mr. Hankins 66,398 options at an exercise price of $20.66 per share, and 15,982 shares of restricted stock.

(7)
On February 10, 2005, we granted Mr. Hulme 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, we granted Mr. Hulme 46,827 options at an exercise price of $20.50, and 12,957 shares of restricted stock. On February 20, 2007, we granted Mr. Hulme 60,865 options at an exercise price of $20.66 per share, and 14,650 shares of phantom stock.

Option Exercises and Stock Vested in Fiscal 2007

        The following table shows the number of shares of stock that vested during 2007 and the aggregate gross dollar value realized upon vesting. None of our named executive officers exercised option awards during 2007.

	Stock Awards
Name	Shares Acquired	Value Realized
	(#)	($)
Peter R. Huntsman(1)	58,603	1,723,778
J. Kimo Esplin(2)	17,355	530,307
Samuel D. Scruggs(3)	17,337	530,307
Anthony P. Hankins(4)	14,301	461,276
Paul G. Hulme	21,642	444,014

    (1)
    Upon the vesting of the applicable portion of the restricted stock award granted on March 1, 2006, we withheld 12,595 shares, having a market value of $251,648, to satisfy tax withholding obligations, and issued to Mr. Peter R. Huntsman a net amount of 21,958 vested shares having a market value of $438,721, based on the closing price of our common stock on the vesting date, March 1, 2007, which was $19.98. Upon the vesting of the applicable portion of the restricted stock award granted on February 10, 2005, we withheld 13,399 shares, having a market value of $276,689, to satisfy tax withholding obligations, and issued to Mr. Peter R. Huntsman a net amount of 36,645 vested shares having a market value of $756,719, based on the closing price of our common stock on the vesting date, February 10, 2007, which was $20.65.

    (2)
    Upon the vesting of the applicable portion of the restricted stock award granted on March 1, 2006, we withheld 2,804 shares, having a market value of $56,024, to satisfy tax withholding obligations, and issued to Mr. Esplin a net amount of 5,834 vested shares having a market value of $116,563, based on the closing price of our common stock on the vesting date, March 1, 2007, which was $19.98. Upon the vesting of the applicable portion of the restricted stock award granted on February 10, 2005, we withheld 5,802 shares, having a market value of $119,811, to satisfy tax withholding obligations, and issued to Mr. Esplin a net amount of 11,521 vested shares having a market value of $237,909, based on the closing price of our common stock on the vesting date, February 10, 2007, which was $20.65.

    (3)
    Upon the vesting of the applicable portion of the restricted stock award granted on March 1, 2006, we withheld 2,804 shares, having a market value of $56,024, to satisfy tax withholding obligations, and issued to Mr. Scruggs a net amount of 5,834 vested shares having a market value of $116,563, based on the closing price of our common stock on the vesting date, March 1, 2007, which was $19.98. Upon the vesting of the applicable portion of the restricted stock award granted on February 10, 2005, we withheld 5,820 shares, having a market value of $120,183, to satisfy tax withholding obligations, and issued to Mr. Scruggs a net amount of 11,503 vested shares having a market value of $237,537, based on the closing price of our common stock on the vesting date, February 10, 2007, which was $20.65.

    (4)
    Upon the vesting of the applicable portion of the restricted stock award granted on March 1, 2006, we withheld 1,890 shares, having a market value of $37,762, to satisfy tax withholding obligations, and issued to Mr. Hankins a net amount of 3,293 vested shares having a market value of $65,794, based on the closing price of our common stock on the vesting date, March 1, 2007, which was $19.98. Upon the vesting of the applicable portion of the restricted stock award granted on February 10, 2005, we withheld 6,315 shares, having a market value of $130,405, to satisfy tax withholding obligations, and issued to Mr. Hankins a net amount of 11,008 vested shares having a market value of $227,315, based on the closing price of our common stock on the vesting date, February 10, 2007, which was $20.65.

Pension Benefits in Fiscal 2007

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described following the table. No pension benefits were paid to any of the named executive officers in the last fiscal year. The amounts reported in the table below equal the present value of the accumulated benefit at November 30, 2007 for the named executive officers under each plan based upon the assumptions described below.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
		(#)	($)	($)
Peter R. Huntsman	Huntsman Defined Benefit Pension Plan	24.417	284,957	0
	Supplemental Executive Retirement Plan		3,290,476	0
J. Kimo Esplin	Huntsman Defined Benefit Pension Plan	13.417	158,668	0
	Supplemental Executive Retirement Plan		484,585	0
Samuel D. Scruggs	Huntsman Defined Benefit Pension Plan	12.083	171,064	0
	Supplemental Executive Retirement Plan		452,931	0
Anthony P. Hankins	Huntsman Pension Scheme (UK)	28.225	3,320,355	0
Paul G. Hulme	Huntsman Belgian Pension Fund and International Pension Plan	23.167	2,102,751	0

(1)
The actuarial present value of the accumulated benefits is determined using the same assumptions as used for financial reporting purposes. These assumptions are discussed in Note 18 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. For purpose of performing these calculations, a normal retirement age of 65 was utilized.

        Of our named executive officers, Messrs. Peter R. Huntsman, Esplin and Scruggs were participants in 2007 in the Huntsman Pension Plan and the Supplemental Executive Retirement Plan described above in "Compensation Discussion and Analysis". The Supplemental Executive Retirement Plan provides defined benefit retirement benefits that would otherwise have been available under the Huntsman Pension Plan but for statutory limitations applicable to tax-qualified plans. Both plans express benefits as a hypothetical cash balance account established in each participant's name.

        A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the table under "Compensation Discussion and Analysis—Summary Compensation." "Compensation" under the Huntsman Pension Plan is subject to the compensation limit applicable to tax-qualified plans ($225,000 for 2007). The benefit that would be available under the Huntsman Pension Plan, but for this limitation, is provided under the Supplemental Executive Retirement Plan. The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. The pay credits for the Huntsman Defined Benefit Pension Plan are $20,250 for Mr. Peter R. Huntsman and $18,000 for Messrs. Esplin and Scruggs. The pay credits for the Supplemental Executive Retirement Plan are $258,075, $75,182 and $76,734 for Messrs. Peter R. Huntsman, Esplin and Scruggs, respectively.

        "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004. The transition credits for the Huntsman Defined Benefit Pension Plan are $11,250, $4,500 and $6,750 for Messrs. Peter R. Huntsman, Esplin and Scruggs, respectively. The transition credits for the Supplemental Executive Retirement Plan are $143,375, $18,796 and $28,775 for Messrs. Peter R. Huntsman, Esplin and Scruggs, respectively. The annual benefit payable under the Huntsman Pension Plan may be limited pursuant to certain statutory limits imposed on tax-qualified plans. The Supplemental Executive Retirement Plan provides participants with the benefit in excess of those limitations.

        Pursuant to the terms of the Huntsman Pension Plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004. Under the prior plan provisions, the monthly basic benefit equaled one-twelfth of 1.4% of average earnings multiplied by pension service prior to January 1, 2000, plus 1.5% of average earnings multiplied by pension service after January 1, 2000, less 50% of the Social Security benefit prorated by pension service, payable as a life annuity to the participant. The prior Supplemental Executive Retirement Plan mirrored the benefit from the Huntsman Defined Benefit Pension Plan. Early retirement reductions apply if retirement occurs before normal retirement age (defined as age 65 with 5 years of service) and on or after the earlier of 1) both attaining age 50 and age plus vesting service equal to 80 or more, or 2) age 55 with 10 years of vesting service.

        Vested benefits under the Supplemental Executive Retirement Plan are paid 30 days following a participant's separation from service, unless the participant is a "specified employee" for purposes of section 409A of the Internal Revenue Code ("Section 409A") in which case payment will be delayed for six months. Vested benefits are paid in a single cash lump sum unless the participant elects: (1) a life annuity, (2) a life annuity with payments guaranteed for 120 months, or (3) a joint and survivor annuity providing survivor benefits equal to 50 or 100 percent (as elected by the participant) of the annuity payable to the participant. Benefits are unvested until the earlier to occur of: (1) completion of ten years of service, (2) termination on account of death, "Disability," on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." Each named executive officer is fully vested in his benefit under the Supplemental Executive Retirement Plan.

        "Disability" under the Huntsman Defined Benefit Pension Plan provides that for a disabled participant, service and benefit accruals continue for 24 months. After 24 months, disabled participants are deemed to be terminated participants. Disability is defined as total and permanent disability, as determined by the administrator of the company's long-term disability plan.

        "Normal Retirement Age" is retirement eligibility upon age 65 with 5 years of service under the Huntsman Defined Benefit Pension Plan and Supplemental Executive Retirement Plan.

        "Reasonable Cause" means: (1) the grossly negligent, fraudulent, dishonest or willful violation of any law or the material violation of any of our significant policies that materially and adversely affects us, or (2) the failure of the participant to substantially perform his duties.

        Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K. The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $22,084 (£11,250), plus 1.83% of final pensionable compensation above $22,084 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2007, Mr. Hankins had approximately 28 years of service in the U.K. and Mr. Hulme had approximately 5 years of service in the U.K. Both Mr. Hankins and Mr. Hulme are fully vested in these benefits.

        Mr. Hulme participates in the International Pension Plan, which is a non-registered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the International Pension Plan, Mr. Hulme at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the Huntsman Pension Scheme is the most beneficial for Mr. Hulme, who had 24 years of total service as of November 30, 2007.

Nonqualified Deferred Compensation in Fiscal 2007

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2007. The named executive officers cannot withdraw any amounts from their deferred compensation balances until they either leave or retire from our Company. No withdrawals or distributions were made in 2007.

Name	Executive Contributions in Last FY(1)	Huntsman Contributions in Last FY(1)		Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter R. Huntsman	$0	$240,362	(2)	$40,390	$0	$1,056,724	(3)
J. Kimo Esplin	$244,510	$93,978	(4)	$45,365	$0	$1,276,594	(5)
Samuel D. Scruggs	$12,392	$84,076	(6)	$32,115	$0	$897,861	(7)
Anthony P. Hankins	$24,849	$40,109	(8)	$41,291	$0	$772,875	(9)
Paul G. Hulme	$0	$0		$0	$0	$0

(1)
Represents deferrals under the Supplemental Savings Plan. These amounts are included in the "Salary" column of the table under "Compensation Discussion and Analysis—Summary Compensation," set forth above.

(2)
Represents a contribution of $10,963 to the Supplemental Savings Plan and a contribution of $229,400 to the SEMPP. These amounts are included in the "All Other Compensation" column of the table under "Compensation Discussion and Analysis—Summary Compensation," set forth above.

(3)
This amount includes $23,000 from our Supplemental Savings Plan and $1,033,724 from our SEMPP. $91,128 of these amounts was previously reported in the Summary Compensation Table set forth in our definitive proxy statement filed with the Commission on March 30, 2007.

(4)
Represents a contribution of $18,796 to the Supplemental Savings Plan and a contribution of $75,182 to the SEMPP. These amounts are included in the "All Other Compensation" column of the table under "Compensation Discussion and Analysis—Summary Compensation," set forth above.

(5)
This amount includes $1,064,266 from our Supplemental Savings Plan and $212,328 from our SEMPP. $60,981 of these amounts was previously reported in the Summary Compensation Table set forth in our definitive proxy statement filed with the Commission on March 30, 2007.

(6)
Represents a contribution of $7,342 to the Supplemental Savings Plan and a contribution of $76,734 to the SEMPP. These amounts are included in the "All Other Compensation" column of the table under "Compensation Discussion and Analysis—Summary Compensation," set forth above.

(7)
This amount includes $735,544 from our Supplemental Savings Plan and $162,317 from the SEMPP. $108,816 of these amounts was previously reported in the Summary Compensation Table set forth in our definitive proxy statement filed with the Commission on March 30, 2007.

(8)
Represents a contribution of $11,026 to the Supplemental Savings Plan and a contribution of $29,083 to the SEMPP. These amounts are included in the "All Other Compensation" column of the table under "Compensation Discussion and Analysis—Summary Compensation," set forth above.

(9)
This amount includes $729,428 from the Supplemental Savings Plan and $43,447 from the SEMPP. $41,446 of these amounts was previously reported in the Summary Compensation Table set forth in our definitive proxy statement filed with the Commission on March 30, 2007.

        As described above in "Compensation Discussion and Analysis", we sponsor two non-qualified defined contribution plans: the Supplemental Savings Plan and the SEMPP. The Supplemental Savings Plan allows eligible executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The plan also provides for matching contributions that would otherwise have been made by us to the participant's 401(k) Plan account but for the statutory limits imposed on tax-qualified retirement plans. As required by section 409A, deferrals must be elected in the calendar year preceding the year in which the compensation deferred is earned.

        The Supplemental Savings Plan provides for payment of benefits to a participant upon the earlier to occur of a "Change of Control" or a termination of the participant's service. Benefits paid upon a "Change of Control" are always paid in a single lump sum payment. Benefits payable upon a separation from service can be made (at the election of the participant) in either a single lump sum payment or in substantially equal installments over a period selected by the participant that does not exceed ten years. In addition, the participant may request distribution of all or portion of the amounts credited to his account upon an "Unforeseeable Emergency." Payments upon separation from service will be delayed six months in accordance with Section 409A in the event a participant is a "specified employee" for purposes of Section 409A.

        The Supplemental Savings Plan defines a "Change of Control" as the occurrence of either of the following events:

  •
  Any person becomes the owner of 35% or more of our outstanding voting stock (other than certain persons affiliated with us).

  •
  The replacement of a majority of our Board over a two-year period except in cases where (1) such replacement is not approved by a vote of at least a majority of the incumbent Board or (2) the election or nomination of such replacement Board members is by certain of our affiliates.

        In addition, any "Change of Control" must also constitute a change in control for purposes of Section 409A.

        A participant will be deemed to have incurred an "Unforeseeable Emergency" if he suffers a severe financial hardship resulting from (1) an illness or accident with respect to him, his spouse or a dependent, (2) the loss of property due to casualty or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant's control determined by us to constitute an unforeseeable emergency for purposes of Section 409A.

  •
  As described above in "Compensation Discussion and Analysis," the SEMPP provides for benefits that would not otherwise be available under our MPP due to statutory limitations imposed on tax-qualified retirement plans. The plan provides for the payment of vested benefits upon a participant's separation from service except to the extent the participant is a "specified employee" for purposes of Section 409A in which case benefits will be delayed six months. A participant's benefits vest on the earlier to occur of (1) completion of ten years of service, (2) termination on account of death, "Disability," or on or after attainment of "Normal Retirement Age," or (3) termination without "Reasonable Cause." "Disability," "Normal Retirement Age," and "Reasonable Cause" have the same meanings as set forth above in our description of the Supplemental Executive Retirement Plan. Each named executive officer is currently vested in his SEMPP benefit.

        Benefits are payable in one of the following forms elected by a participant:

  •
  A single lump sum payment; or

  •
  A single life annuity; or

  •
  A joint and survivor annuity; or

  •
  Installments over a period selected by the participant not in excess of ten years.

        Participants are entitled to elect the investment of their accounts under both the Supplemental Savings Plan and the SEMPP. Although no assets may actually be invested, a participant's benefit value is based on the gains or losses of the investments they choose. No above market or preferential earnings are provided under our non-qualified defined contributions plans because the investment choices available under the plans are identical to the investment choices available in the 401(k) Plan (in the case of the Supplemental Savings Plan) or the MPP (in the case of the SEMPP). Consequently none of the earnings reported in this table are included in the table under "Compensation Discussion and Analysis—Summary Compensation." Participants may change their investment options at any time by submitting a change form to the plan administrator.

        The table below lists the investment funds available to participants in the 401(k) Plan, the Supplemental Savings Plan, the MPP and the SEMPP. The table also provides the rate of return for each fund for 2007. All funds and rates of return are the same for all four defined contribution plans.

Investment Funds	2007 Performance
PIMCO Total Return Bond Fund	9.07%
American Century Inflation Adjusted Bond Fund	11.19%
Vanguard Institutional Index	5.48%
American Funds Growth Fund of America	11.26%
Legg Mason Value Trust	(5.73)%
Hotchkis and Wiley Large Cap Value	(10.55)%
Vanguard Selected Value	(0.23)%
Fidelity Low Priced Stock	3.16%
Morgan Stanley Institutional Mid Cap Growth	22.59%
Royce Value Plus	3.24%
American Beacon ABF Small Cap Value	(6.44)%
American Century Real Estate	(15.95)%
Fidelity International Discovery	18.98%
First Eagle Overseas	8.39%
DFA Emerging Markets Value	45.64%
PIMCO Commodity Real Return Strategy	23.80%
Fidelity Freedom Income	4.83%
Fidelity Freedom Fund 2000	5.32%
Fidelity Freedom Fund 2010	7.43%
Fidelity Freedom Fund 2020	8.45%
Fidelity Freedom Fund 2030	9.27%
Fidelity Freedom Fund 2040	9.31%

Potential Payments upon Termination or Change of Control

        As described above in "Compensation Discussion and Analysis," our named executive officers are entitled to potential severance benefits under our Executive Severance Plan. In addition, equity awards granted under our Stock Incentive Plan provide for accelerated vesting upon a "Change of Control" as defined in the Stock Incentive Plan at the discretion of our Compensation Committee. There are no material conditions or obligations applicable to the receipt of these payments or benefits.

        The tables below quantify the benefits available under these arrangements (assuming that the vesting of outstanding equity awards held by our named executive officers is accelerated by our Compensation Committee). Pursuant to our Executive Severance Plan, each executive officer is entitled to receive a single lump sum severance payment in an amount equal to two times his or her annual base salary in the event of a termination without "Reasonable Cause" or upon a termination by the executive for "Good Reason." Messrs. Hankins and Hulme are citizens of the United Kingdom, and as such, their potential severance payment of 33 times their base monthly salary for termination under these circumstances is calculated in accordance with the terms of similarly situated foreign associates.

        The Executive Severance Plan utilizes the same definition of "Reasonable Cause" as set forth above with respect to our Supplemental Executive Retirement Plan. A termination for "Good Reason" will be deemed to occur upon voluntary termination of employment as a result of the significant detrimental reduction or change to the executive's job responsibilities or in his or her current base compensation, or change in the executive's principal place of work by more than fifty miles from his or her principal place of work in effect immediately prior to such change, which is not remedied by the Company within thirty days of written notice by the executive of the reduction or change.

        A "Change of Control" under the Stock Incentive Plan means the occurrence of any of the following:

  •
  An acquisition of 50% or more of a combined voting power of our outstanding voting securities.

  •
  The consummation of a transaction in which our stockholders do not, immediately thereafter, own 50% or more of the resulting entity in substantially the same portion as their stock ownership prior to the transaction.

  •
  The sale or disposition of all or substantially all of our assets.

  •
  A majority change in the incumbent directors of our Board.

  •
  An approval by our Board or our stockholders of a complete or substantially complete liquidation or dissolution.

        Historically, based on information provided by its compensation consultant, we determined that it was necessary to provide executives with two times base yearly compensation as severance in order to attract and retain executive talent necessary for our business, as similar or greater amounts of severance were provided to executives at companies with whom we compete. For 2007, the Compensation Committee kept severance at this same level, as information provided by the compensation consultant indicated that this level of severance is consistent with our objective of providing compensation within range of the median paid to similarly situated executives at comparable companies against whom we compete.

        As described in "Compensation Discussion and Analysis—Compensation Peer Group" on page 25, information regarding potential payments to be made under termination scenarios was included in the tally sheets provided by the Compensation Committee. While this information was available to the Compensation Committee when it reviewed other components of compensation for 2007, it did not have a material effect on decisions regarding these other compensation components.

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2007, and thus includes amounts earned through such time. The actual amounts we will be required to disburse can only be determined at the time of the applicable circumstance. Amounts payable under the Supplemental Savings and supplemental money purchase pension plan are described in the "Nonqualified Deferred Compensation" table above.

  Potential Payments for Peter R. Huntsman

	Retirement	Disability	Death	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Change in Control	Involuntary Termination or Change in Control in Connection with Hexion Merger(3)
Compensation
Cash(1)	$0	$0	$0	$2,929,000	$0	$732,250
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$9,987,962	$0
Benefit Plans
Cash Balance Pension(4)	$348,936	$348,936	$348,936	$348,936	$0	$0
Supplemental Cash Balance Pension(4)	$4,046,268	$4,046,268	$4,046,268	$4,046,268	$0	$0
Health & Welfare(5)	$0	$0	$0	$16,943	$0	$0
Outplacement Services(6)	$0	$0	$0	$9,000	$0	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary as set forth in the Huntsman Executive Severance Plan. This amount is not payable if his employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. Based on the fair market value per share of our common stock on December 31, 2007, which was $25.70, an acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $5,937,317, and an acceleration of Mr. Huntsman's unvested options would have an estimated value of $4,050,645.

(3)
Represents an additional payment specific to an involuntary termination without cause in connection with our Merger Agreement with Hexion equal to one-half of Mr. Huntsman's 2007 base salary, as described above in our Compensation Discussion and Analysis. This amount will only be payable if employment is involuntarily terminated for any reason other than reasonable cause prior to the first anniversary of the merger's closing date. As a result of the merger and this payment, Mr. Huntsman will also receive a tax gross-up payment to reimburse and make him whole if he incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election. The balance of this account as of December 31, 2007 is larger than the value in the Pension Benefits table due to the present value assumption utilized in calculating the value in that table.

(5)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2007 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Huntsman's employment is terminated for cause, we are not required to provide the subsidy noted.

(6)
We contract with a 3rd party provider for 12 months of outplacement services. To the extent Mr. Huntsman might utilize these services, we expect the company cost would be $9,000.

  Potential Payments for J. Kimo Esplin

	Retirement	Disability	Death	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Change in Control	Involuntary Termination or Change in Control in Connection with Hexion Merger(3)
Compensation
Cash(1)	$0	$0	$0	$941,400	$0	$235,350
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$2,597,908	$0
Benefit Plans
Cash Balance Pension(4)	$193,388	$193,388	$193,388	$193,388	$0	$0
Supplemental Cash Balance Pension(4)	$594,459	$594,459	$594,459	$594,459	$0	$0
Health & Welfare(5)	$0	$0	$0	$15,680	$0	$0
Outplacement Services(6)	$0	$0	$0	$9,000	$0	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary as set forth in the Huntsman Executive Severance Plan. This amount is not payable if his employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. Based on the fair market value per share of our common stock on December 31, 2007, which was $25.70, an acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,573,765, and an acceleration of Mr. Esplin's unvested options would have an estimated value of $1,024,143.

(3)
Represents an additional payment specific to an involuntary termination without cause in connection with our Merger Agreement with Hexion equal to one-half of Mr. Esplin's 2007 base salary, as described above in our Compensation Discussion and Analysis. This amount will only be payable if employment is involuntarily terminated for any reason other than reasonable cause prior to the first anniversary of the merger's closing date. As a result of the merger and this payment, Mr. Esplin will also receive a tax gross-up payment to reimburse and make him whole if he incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election. The balance of this account as of December 31, 2007 is larger than the value in the Pension Benefits table due to the present value assumption utilized in calculating the value in that table.

(5)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2007 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Esplin's employment is terminated for cause, we are not required to provide the subsidy noted.

(6)
We contract with a 3rd party provider for 12 months of outplacement services. To the extent Mr. Esplin might utilize these services, we expect the company cost would be $9,000.

  Potential Payments for Samuel D. Scruggs

	Retirement	Disability	Death	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Change in Control	Involuntary Termination or Change in Control in Connection with Hexion Merger(3)
Compensation
Cash(1)	$0	$0	$0	$850,000	$0	$212,500
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$2,597,908	$0
Benefit Plans
Cash Balance Pension(4)	$203,605	$203,605	$203,605	$203,605	$0	$0
Supplemental Cash Balance Pension(4)	$542,840	$542,840	$542,840	$542,840	$0	$0
Health & Welfare(5)	$0	$0	$0	$6,272	$0	$0
Outplacement Services(6)	$0	$0	$0	$9,000	$0	$0

(1)
This amount is equal to twice Mr. Scruggs' annual salary as set forth in the Huntsman Executive Severance Plan. This amount is not payable if his employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. Based on the fair market value per share of our common stock on December 31, 2007, which was $25.70, an acceleration of Mr. Scruggs' unvested shares of restricted stock would have an estimated value of $1,573,765, and an acceleration of Mr. Scruggs' unvested options would have an estimated value of $1,024,143.

(3)
Represents an additional payment specific to an involuntary termination without cause in connection with our Merger Agreement with Hexion equal to one-half of Mr. Scruggs' 2007 base salary, as described above in our Compensation Discussion and Analysis. This amount will only be payable if employment is involuntarily terminated for any reason other than reasonable cause prior to the first anniversary of the merger's closing date. As a result of the merger and this payment, Mr. Scruggs will also receive a tax gross-up payment to reimburse and make him whole if he incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election. The balance of this account as of December 31, 2007 is larger than the value in the Pension Benefits table due to the present value assumption utilized in calculating the value in that table.

(5)
Calculated by multiplying 150% of the employer and employee premiums payable with respect to healthcare continuation pursuant to the coverage elected by the executive as of December 31, 2007 by 24. We assumed a monthly premium 50% larger than current premiums to reflect annual increases in premium costs in order to ensure that the amounts reported above include the total amount for which we are potentially responsible to provide such coverage. If Mr. Scruggs' employment is terminated for cause, we are not required to provide the subsidy noted.

(6)
We contract with a 3rd party provider for 12 months of outplacement services. To the extent Mr. Scruggs might utilize these services, we expect the company cost would be $9,000.

  Potential Payments for Anthony P. Hankins

	Retirement		Disability	Death	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Change in Control	Involuntary Termination or Change in Control in Connection with Hexion Merger(3)
Compensation
Cash(1)	$0		$0	$0	$1,805,958	$0	$250,900
Stock and Options (unvested & accelerated)(2)	$0		$0	$0	$0	$1,793,527	$0
Benefit Plans
UK Pension Benefit Annuities	$307,855	(4)	$433,599	$375,786	$307,855	$0	$0
Health & Welfare	$0		$0	$0	$0	$0	$0
Outplacement Services(5)	$0		$0	$0	$9,000	$0	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hankins' year-end base pensionable pay. This amount is not payable if his employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. Based on the fair market value per share of our common stock on December 31, 2007, which was $25.70, an acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $1,122,345, and an acceleration of Mr. Hankins' unvested options would have an estimated value of $671,182.

(3)
Represents an additional payment specific to an involuntary termination without cause in connection with our Merger Agreement with Hexion equal to one-half of Mr. Hankins' 2007 base salary, as described above in our Compensation Discussion and Analysis. This amount will only be payable if employment is involuntarily terminated for any reason other than reasonable cause prior to the first anniversary of the merger's closing date. As a result of the merger and this payment, Mr. Hankins will also receive a tax gross-up payment to reimburse and make him whole if he incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
These amounts represent the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 50 at which time it would be actuarially reduced to $147,104.

(5)
We contract with a 3rd party provider for 12 months of outplacement services. To the extent Mr. Hankins might utilize these services, we expect the company cost would be $9,000.

  Potential Payments for Paul G. Hulme

	Retirement	Disability	Death	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Change in Control	Involuntary Termination or Change in Control in Connection with Hexion Merger(3)
Compensation
Cash(1)	$0	$0	$0	$1,297,199	$0	$237,498
Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$1,654,530	$0
Benefit Plans
Belgian Pension Plan/International Pension Plan(4)	$202,891	$287,429	$150,900	$222,617	$0	$0
Health & Welfare	$0	$0	$0	$0	$0	$0
Outplacement Services(5)	$0	$0	$0	$9,000	$0	$0

(1)
This amount is based on a total of 33 months (21 months plus 12 months notice) of Mr. Hulme's year-end base pensionable pay. This amount is not payable if his employment is terminated for cause.

(2)
An acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. Based on the fair market value per share of our common stock on December 31, 2007, which was $25.70, an acceleration of Mr. Hulme's unvested shares of restricted stock and phantom shares would have an estimated value of $1,043,703, and an acceleration of Mr. Hulme's unvested options would have an estimated value of $610,827.

(3)
Represents an additional payment specific to an involuntary termination without cause in connection with our Merger Agreement with Hexion equal to one-half of Mr. Hulme's 2007 base salary, as described above in our Compensation Discussion and Analysis. This amount will only be payable if employment is involuntarily terminated for any reason other than reasonable cause prior to the first anniversary of the merger's closing date. As a result of the merger and this payment, Mr. Hulme will also receive a tax gross-up payment to reimburse and make him whole if he incurs excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.

(4)
These benefits are represented as an annual annuity, and other forms of payment distribution are available at the participant's election.

(5)
We contract with a 3rd party provider for 12 months of outplacement services. To the extent Mr. Hulme might utilize these services, we expect the company cost would be equivalent to $9,000.

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2007

        Directors who are not independent do not receive annual fees. Accordingly, Peter R. Huntsman and Jon M. Huntsman receive no additional compensation for serving on our Board. Annual compensation for non-employee directors is comprised of cash and stock-based equity compensation. Cash compensation consists of an annual retainer, supplemental retainers for the chairs of Board committees, and meeting fees. Stock-based equity compensation consists of restricted stock and option awards. Each of these components is described in more detail below.

        The total 2007 compensation of our non-employee directors is shown in the following table:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total
	($)(1)	($)(2)	($)(3)	($)(4)		($)
Jon M. Huntsman, Chairman	0	0	0	1,543,271	(5)	1,543,271
Nolan D. Archibald, Compensation Committee	390,000	62,897	111,885	3,594		568,376
Marsha Evans, Nominating & Governance Committee	390,000	62,897	111,885	3,594		568,376
H. William Lichtenberger, Nominating & Governance Committee Chair and Audit Committee	420,000	62,897	111,885	3,594		598,376
Richard Michaelson, Audit Committee Chair and Nominating & Governance Committee	435,000	62,897	111,885	3,594		613,376
Wayne A. Reaud, Compensation Committee Chair	400,000	62,897	111,885	3,594		578,376
Alvin V. Shoemaker, Compensation Committee and Audit Committee	650,000	62,897	111,885	3,594		828,376
David J. Matlin(6)	0	0	0	0		0
Christopher R. Pechock(6)	0	0	0	0		0

(1)
This column includes the amount earned for retainers, meeting fees and participation on the Huntsman Transaction Committee. Each member of the Transaction Committee received compensation in 2008 in connection with the services they provided with respect to the Basell AF and Hexion transactions that we entered into in 2007 and for services that were expected to be provided in 2008 in connection with the Hexion transaction. Each independent director received $260,000 for these services except Mr. Shoemaker, who received $500,000 for serving as the Chairman of the Transaction Committee while providing these services.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of 6,393 shares of restricted stock granted in 2007 and 3,887 shares of restricted stock granted in 2006 to each independent director, in accordance with SFAS 123R. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of the restricted stock-based awards, fair value is calculated using the closing price of our stock on the date of grant. For additional information, refer to the notes of our financial statements in the Form 10-K for the years ended December 31, 2007 and 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may or will be recognized by the directors. As of December 31, 2007, the aggregate number of stock awards outstanding for each independent director was: 8,984 for Mrs. Evans, Mr. Lichtenberger and Mr. Shoemaker who elected to receive their stock awards in restricted stock; and 10,280 for Messrs. Archibald, Michaelson and Reaud who elected to receive their stock awards in restricted stock units.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of 50,000 stock options previously granted to each independent director in 2005 at an exercise price per share of $19.25. The stock options vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of the stock options, the fair value was estimated using the Black-Scholes valuation model in accordance with SFAS 123R. As of December 31, 2007, the aggregate number of nonqualified option awards outstanding for each independent director was 16,667.

(4)
The amount reflected for each independent director includes $3,594 dividend earnings accrual on restricted stock-based awards.

(5)
Mr. Jon M. Huntsman retired from his position as Chief Executive Officer on December 1, 2001. Through May 2002, we paid the premiums on various life insurance policies for Mr. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002. The amount paid to Mr. Huntsman consists of $950,000 for consulting fees, $400,000 for personal company aircraft use and $177,539 for related tax gross-ups, $6,432 for personal company car use, and $9,300 in accumulated per diem amounts.

(6)
Messrs. Matlin and Pechock resigned from the Board in August 2007.

        The Board believes that compensation for independent directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but should not be so great as to compromise independence. With the assistance of outside Compensation Consultants, the Compensation Committee periodically reviews our director compensation practices and compares them against the practices of a selected peer group of companies as well as against the practices of public company boards generally.

        Effective January 1, 2007, our Board approved a new compensation structure for our independent directors. During 2007, independent directors received an annual cash retainer of $120,000 (paid in quarterly installments) and an annual restricted stock-based award with a value of $120,000 on the grant date. The annual restricted stock-based awards vest in three equal annual installments beginning on the first anniversary of the grant date. Each member of the Audit Committee received an additional annual cash retainer of $20,000, and each member of the Compensation and the Governance committees received an additional annual cash retainer of $10,000. The chairperson of the Audit Committee received an annual cash retainer of $25,000, and the chairpersons of the Compensation and the Governance committees each received annual cash retainers of $10,000, in each case in addition to the retainers received for being members of these committees.

        In connection with the new compensation structure, we adopted the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing our independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or its committees and for other reasonable expenses related to the performance of their duties as directors. In the case of Jon M. Huntsman, this includes a per diem amount of $100 for each day that he travels on company business.

        The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, stockholders owning five percent or greater of our common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Audit Committee will consider all relevant factors, including as applicable (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        The Committee approved the RBF Holdings LLC transaction described below in accordance with the above policy and continues to monitor the other arrangements described below consistent with the above policy although such arrangements had been entered into prior to the policy's adoption.

Transactions

  Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Monthly sublease payments from Airstar to Jstar are in the approximate amount of $195,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2.0 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of their personal use of the Aircraft.

  Consulting Agreement with Jon M. Huntsman

        We entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to us at our request. Mr. Huntsman, who is the Chairman of the Board of our company but is not our employee, provides advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of our business, the industry, and the markets within which we compete. Mr. Huntsman's services are utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services. For information regarding other compensation arrangements between Mr. Huntsman and us, please see "Compensation Discussion and Analysis—Aircraft Use Policy" and the "Director Compensation" above.

  Salt Lake City Office Building

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2007, our Salt Lake City office building had a net book value of approximately $9.96 million.

  Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $120,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included under "Executive Compensation Summary Compensation," above) for services as officers or employees of ours in the fiscal year ended December 31, 2007.

Name	Salary	Bonus	Other Compensation	Total
David S. Parkin	$263,600	$88,400	$22,575	$374,575

    (1)
    David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman.

    (2)
    On February 20, 2007, as part of our annual equity award grant, we granted to Mr. Parkin 7,991 shares of restricted stock and options to purchase 33,199 shares of our common stock.

    (3)
    Consists of $1,779 for personal company car use, $14,103 for health and welfare, and $6,693 dividend earnings accrued on restricted stock awards.

  RBF Port Neches LLC

        Effective as of August 6, 2007, we entered into several related agreements with RBF Port Neches LLC, a company formed to develop and manufacture biodiesel ("RBF"). We believe that a subsidiary of MatlinPatterson indirectly owns approximately 47% of the equity interests in RBF on a fully diluted basis. David J. Matlin and Christopher R. Pechock, former directors who resigned from our Board in August 2007, are affiliates of MatlinPatterson.

        Pursuant to the agreements, we have agreed to lease to RBF two parcels of land of approximately 12.8 acres and 17 acres, in each case located adjacent to our Port Neches, Texas facilities, for an initial term of 15 years, and continuing year to year thereafter unless terminated by either party upon three years' prior notice. The leases require annual lease payments of approximately $65,000 for the 12.8 acre parcel and $85,000 for the 17 acre parcel.

        RBF owns and is responsible for the design and construction of the biodiesel facility, which is expected to be capable of manufacturing up to approximately 180 million gallons of biodiesel annually. We will own all ancillary facilities necessary to deliver certain utilities and raw materials to the biodiesel facility. Once the facility is operational, currently expected to be in October 2008, we will provide the manufacturing and operating services RBF requires, except that it will maintain responsibility for its order processing and product transportation. We have agreed to provide certain utilities to the facility, including steam and condensate, wastewater disposal, water, air and nitrogen, and have agreed to manufacture biodiesel at the facility on a "cost-plus" basis. We have also agreed to supply methanol and caustic soda to the facility to the extent we continue to use and have available these raw materials at our adjacent plant. RBF will be responsible for procuring and supplying all other raw materials required. In addition, RBF granted us a continuing right of first refusal (except under certain circumstances) to purchase all of the glycerin produced as a by-product at the facility.

  Backstop Commitments

        On August 28, 2008, certain of our independent stockholders offered to invest an aggregate of approximately $245 million in Hexion in the form of contingent value rights ("CVRs"). This offer was contingent on the merger closing in accordance with the terms of the Merger Agreement and similar commitments from other shareholders such that the aggregate amount of CVRs purchased exceeded $500 million. On the same day, the Huntsman family, including Jon M. Huntsman, our Chairman, and Peter R. Huntsman, our Chief Executive Officer, and certain of their controlled entities offered to purchase an aggregate of approximately $186.2 million of CVRs on similar terms. Within hours of the offer, Hexion publicly rejected the CVR proposals.

        On September 8, 2008, certain of the independent stockholders offered to us to make a payment in cash to us if Hexion continued to refuse financing offers from those stockholders, in the form of CVRs or otherwise. These "backstop commitments" would terminate if Hexion were to agree to accept financing from these stockholders, but are otherwise subject only to the following conditions:

  •
  we conclude that, for whatever reason, it is not practical on a timely basis to cause Hexion to accept the CVR financing;

  •
  the merger is consummated on the terms provided in the current merger agreement on or prior to November 2, 2008; and

  •
  the Huntsman family and certain of their controlled entities make similar backstop commitments to the us such that the aggregate committed amount is $416,460,102, and we do not release any party from such commitments once made.

        The following table lists the stockholders who signed the backstop commitment offer and discloses the amount such stockholders have agreed to pay to us in connection with the consummation of the merger on the terms of the current merger agreement:

Stockholder	Backstop Commitment Amount
D.E. Shaw Valence Portfolios, L.L.C.	$53,463,541.04
D.E. Shaw Oculus Portfolios, L.L.C.	$25,612,041.00
MatlinPatterson Global Opportunities Partners (Bermuda) L.P.	$18,365,703.72
MatlinPatterson Global Opportunities Partners L.P.	$52,704,830.36
Citadel Limited Partnership	$80,080,000.00

        Also on September 8, 2008, we received an offer from Huntsman family and certain of their controlled entities to make similar backstop payments to us in an aggregate amount equal to approximately $186.2 million. As a result of this commitment, the aggregate commitment amount is $416,460,102. The following table lists the members of the Huntsman family, including Jon M. Huntsman, our Chairman, and Peter R. Huntsman, our Chief Executive Officer, and their controlled entities who signed this additional backstop commitment offer and discloses the amount such persons or entities have agreed to pay to us in connection with the consummation of the merger on the terms of the current merger agreement:

Huntsman Related Stockholder	Backstop Commitment Amount
Huntsman Family Holdings Company LLC	$101,793,783.00
The Jon and Karen Huntsman Foundation	$79,286,480.00
Karen H. Huntsman Inheritance Trust	$83,356.00
Huntsman Financial Corporation	$2,317,588.00
Peter R. Huntsman	$2,709,099.00
Spouse of Peter R. Huntsman, as custodian for children	$43,680.00

        On September 11, 2008, Hexion conditionally consented to our acceptance of these backstop commitments. On that same day, we accepted the backstop commitments.

  Registration Rights Agreements

        In connection with a reorganization transaction we consummated upon the completion of our initial public offering ("Reorganization Transaction"), we entered into a registration rights agreement with Huntsman Family Holdings and MatlinPatterson pursuant to which they have demand and piggyback registration rights for the shares of our common stock controlled by them. The agreement also provides that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares of our common stock that are registered pursuant to the agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of Huntsman Family Holdings, MatlinPatterson and us. In addition, all of our stockholders who received shares of our common stock in the Reorganization Transaction, including certain of our directors, executive officers and other key officers, have the right to include their shares in certain registrations. Our Chairman, Jon M. Huntsman, and our Chief Executive Officer and director, Peter R. Huntsman, are affiliates of Huntsman Family Holdings, and our former directors David J. Matlin and Christopher R. Pechock are affiliates of MatlinPatterson. In addition, our executive officers J. Kimo Esplin, L. Russell Healy and Samuel D. Scruggs, are parties to the registration rights agreement. David S. Parkin, who is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman, is also a party to the registration rights agreement.

  Indemnification Agreements

        We entered into indemnification agreements with our directors and officers, including each of our named executive officers, in connection with the completion of our initial public offering. Pursuant to these agreements, we agree to provide customary indemnification to our officers and directors against expenses incurred by such persons in connection with their service as directors or officers (as applicable) or in connection with their service at our request as directors, officers, trustees, employees or agents of other entities.

STOCKHOLDER PROPOSALS AND DIRECTOR
NOMINATIONS FOR THE 2009 ANNUAL MEETING

        To be considered for inclusion in the proxy materials for our 2009 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than June 26, 2009. If the date of our 2009 annual meeting changes by more than 30 calendar days from November 19, 2009, then stockholder proposals must be received a reasonable time before we begin to print and send our proxy materials. All stockholder proposals for inclusion in the proxy materials must comply with Rule 14a-8 under the Exchange Act.

        Stockholder proposals and director nominations for our 2009 annual meeting of stockholders not intended for inclusion in the proxy materials for the meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than July 22, 2009 and no later than August 21, 2009 to be considered timely. If the date of our 2009 annual meeting is more than 30 calendar days before or more than 70 calendar days after November 19, 2009, then such proposals and nominations must be delivered not earlier than the close of business on the 120th calendar day prior to our 2009 annual meeting nor later than the close of business on the later of the 90th calendar day prior to our 2009 annual meeting or the 10th calendar day following the calendar day on which we publicly announce the date of our 2009 annual meeting. Such proposals and nominations must comply with Section 2.8 of our Bylaws. Our Bylaws are available on our website at www.huntsman.com under the link to "Investor Relations." We will also furnish copies of our Bylaws to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 500 Huntsman Way, Salt Lake City, Utah, 84108 or to CorporateSecretary@huntsman.com. Please see "Corporate Governance—Director Nomination Process" for additional information regarding the submission of director nominees by stockholders.

ANNUAL REPORT

        Our Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

        A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at www.huntsman.com and a copy will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Such requests should be directed to Huntsman Investor Relations at (801) 584-5860 or ir@huntsman.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 19, 2008

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2007 of Huntsman Corporation are available at www.huntsman.com

OTHER INFORMATION

        Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-877-296-3711. BNY Mellon Shareowner Services may also be reached through its website at www.bnymellon.com/shareowner/isd.

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote "FOR" all nominees listed below in proposal 1 and "FOR" proposal 2.

		FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left	FOR ALL EXCEPT
1.	Proposal to elect two Class I directors, each to serve until the 2011 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified.	☐	☐	☐
Nominees: 01 Jon M. Huntsman 02 Marsha J. Evans
		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Huntsman Corporation's independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

  (INSTRUCTIONS: To withhold authority to vote for specific nominees, mark "For All Except"
  and write each withheld nominee's name in the space provided below.)

                      Mark Here for Address
                      Change or Comments
                       SEE REVERSE    ☐

Signature	Signature	Date

Note: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting will be available through 5:00 p.m. Eastern Time, November 18, 2008.

Huntsman Corporation

Stockholders at record as of October 22, 2008 are cordially invited to attend the Annual Meeting on November 19, 2008. You can find directions to be able to attend the Annual Meeting and vote in person by visiting our website at www.huntsman.com and clicking on the "Investor Relations" link.

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2008 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2007 of Huntsman Corporation are available at www.huntsman.com

INTERNET
http://www.eproxy.com/hun

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

35253

Huntsman Corporation

Proxy Card

This Proxy is solicited on behalf of the Board of Directors of Huntsman Corporation for the
Annual Meeting of Stockholders to be held on November 19, 2008.

The undersigned stockholder of Huntsman Corporation hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2008 Annual Meeting of Stockholders and hereby appoints Peter R. Huntsman and Samuel D. Scruggs and each of them, acting individually, with full power of substitution in each, as proxies of the undersigned, to represent the undersigned and vote all shares of Huntsman Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 19, 2008 and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the meeting.

The undersigned stockholder hereby revokes all proxies previously given by the undersigned to vote at the 2008 Annual Meeting of Stockholders or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

You can now access your BNY Mellon Shareowner Services account online.

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Huntsman Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

35253

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 1000.00